UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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LEGG MASON, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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100 International Drive Baltimore, Maryland 21202

Dear Fellow Legg Mason Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders. We will hold the meeting at Legg Mason’s headquarters located at 100 International Drive, 4th Floor Conference Center, Baltimore, Maryland at 10:00 a.m. on Tuesday, July 28, 2015. The attached Notice of Annual Meeting and Proxy Statement describe the business that we will conduct at the meeting and provide information about Legg Mason.

We are pleased to once again this year furnish proxy materials to our stockholders via the Internet. The e-proxy process expedites stockholders’ receipt of proxy materials and lowers the costs and reduces the environmental impact of our Annual Meeting of Stockholders. On or about June 17, 2015, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”). The Notice contains instructions on how to access our 2015 Proxy Statement, Annual Report and other soliciting materials and how to vote. The Notice also contains instructions on how you can request a paper copy of the Proxy Statement and Annual Report.

Your vote is important and we encourage you to vote promptly. Whether or not you are able to attend the meeting in person, please follow the instructions contained in the Notice on how to vote via the Internet or via the toll-free telephone number, or request a paper proxy card to complete, sign and return by mail so that your shares can be voted.

We hope that you will attend the meeting, and we look forward to seeing you there. On behalf of the Board of Directors, I extend our appreciation for your continued support.

Sincerely,

JOSEPH A. SULLIVAN

Chairman and Chief Executive Officer

June 17, 2015

Notice of Annual Meeting of Stockholders

Tuesday, July 28, 2015

10:00 a.m. Local Time

100 International Drive, 4th Floor Conference Center, Baltimore, Maryland

To the Stockholders of

LEGG MASON, INC.:

We will hold the Annual Meeting of Stockholders of Legg Mason, Inc., a Maryland corporation, at Legg Mason’s headquarters located at 100 International Drive, 4th Floor Conference Center, Baltimore, Maryland, on Tuesday, July 28, 2015 at 10:00 a.m. to consider and vote upon:

1.	The election of 11 directors named in the proxy statement for a one year term;

2.	An advisory vote to approve the compensation of Legg Mason’s named executive officers;

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as Legg Mason’s independent registered public accounting firm for the fiscal year ending March 31, 2016; and

4.	Any other matter that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on May 28, 2015, as the date for determining stockholders of record entitled to notice of and to vote at the Annual Meeting.

This year, we will again save mailing and printing costs by providing proxy materials to you over the Internet instead of mailing printed copies of those materials to each of our stockholders. On or about June 17, 2015, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our Proxy Statement and our 2015 Annual Report online. The Notice also will provide instructions on how to vote via the Internet or by telephone and how to request a paper copy of the proxy materials, if you so desire. Whether you receive the Notice or paper copies of our proxy materials, the Proxy Statement and 2015 Annual Report are available to you at www.leggmason.com under the “About–Investor Relations” section.

Your attention is directed to the accompanying Proxy Statement and 2015 Annual Report.

June 17, 2015

By order of the Board of Directors,

THOMAS C. MERCHANT

General Counsel and Secretary

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PROXY STATEMENT

The Board of Directors of Legg Mason, Inc. is soliciting proxies from our stockholders. If you grant a proxy, you may revoke it at any time before we exercise it. We are soliciting proxies by mail and MacKenzie Partners, our proxy solicitors, and our officers, directors and other employees may also solicit proxies by telephone or any other means of communication. We will bear the cost of soliciting proxies, including a fee of $15,000, plus expenses, paid to MacKenzie Partners for their services. We may reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable out-of-pocket expenses in forwarding the Notice of Internet Availability of Proxy Materials and other proxy materials to their principals.

In accordance with rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing proxy materials, which include our Proxy Statement, to our stockholders over the Internet. If you have received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will contain instructions on how to access and review all of the important information contained in the proxy materials. The Notice also provides instructions on how to submit your proxy over the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions in the Notice for requesting the materials.

It is expected that the Notice will be available to stockholders on June 17, 2015.

To be entitled to notice of and to vote at the meeting, you must have been a stockholder of record at the close of business on May 28, 2015. As of the close of business on that date, we had outstanding and entitled to vote 110,867,069 shares of our common stock, $.10 par value, each of which is entitled to one vote.

If you hold shares in your name as a holder of record, you may vote your shares in one of four ways:

•	By Internet: go to www.voteproxy.com and follow the instructions. You will need your Notice or proxy card to vote your shares this way.

•	By telephone: call 1.800.PROXIES (1-800-776-9437) and follow the voice prompts. You will need your Notice or proxy card to vote your shares this way.

•	By mail: request a paper proxy card in accordance with the instructions contained in the Notice and then complete, sign and date the proxy card and return it so that it is received by 11:59 p.m. EDT on July 27, 2015.

•	In person: you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting.

If you hold your shares through a securities broker or nominee (in “street name”), you may vote your shares by proxy in the manner described in the Notice provided to you by that broker or nominee.

We must have a quorum of stockholders (at least 50% of all stockholders) present at the annual meeting either in person or represented by proxy in order for any business to be conducted. If a quorum of stockholders is present at the meeting, the following voting requirements will apply:

•	Directors are elected by the vote of a majority of the total votes cast for and affirmatively withheld by the stockholders present in person or represented by proxy at the meeting. Abstentions and broker non-votes will not affect the majority vote for the election of directors. If an incumbent nominee is not elected by the requisite vote, he or she must tender a resignation and the Board of Directors, through a process managed by the Nominating & Corporate Governance Committee, will decide whether to accept the resignation. The Board of Directors will publicly disclose its decision within 90 days after the results of the election are certified.

•	The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of a majority of the total votes cast on this proposal. Abstentions and broker non-votes are not considered votes cast and will not affect the outcome of this proposal. The vote on this proposal is advisory only and not binding on Legg Mason.

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PROPOSAL 1	ELECTION OF DIRECTORS

Legg Mason’s Board of Directors (the “Board” or “Board of Directors”) currently consists of 11 directors, which number may be increased or decreased by the Board of Directors. Legg Mason’s Board of Directors was declassified as of the 2013 Annual Meeting and all directors are now elected annually for one-year terms. At the 2015 Annual Meeting, 11 directors are to be elected to hold office until the 2016 Annual Meeting and until their successors have been elected and qualified. All nominees are current Legg Mason directors who were elected by stockholders. Following the 2015 Annual Meeting, assuming all the directors nominated are re-elected, Legg Mason’s Board of Directors is expected to consist of 11 directors, 10 of whom will be “independent” as defined in the NYSE listing standards.

The Board of Directors recommends stockholders vote “FOR” the election of each of the 11 nominees. The Board of Directors has no reason to believe that any nominee will be unable to serve. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

The Board of Directors recommends a vote “FOR” the election of each nominated director.

Director Nominees

Robert E. Angelica

Director Since 2007

Age 68

Robert E. Angelica, age 68, has been a director of Legg Mason since February 2007 and is currently engaged in private investment activities. From 1999 through December 2006, Mr. Angelica served as the Chairman and Chief Executive Officer of AT&T Investment Management Corporation (“ATTIMCO”), an asset management subsidiary of AT&T Inc.

Mr. Angelica’s qualifications to serve on our Board include his extensive financial industry knowledge and substantial leadership experience gained while serving as the Chairman and Chief Executive Officer of ATTIMCO, which was responsible for the investment and administration of more than $80 billion of employee benefit plan assets for AT&T Inc. Mr. Angelica’s diverse experience includes the development of asset allocation policies and strategies, risk management, selection of external investment managers and trustees, in-house asset management, regulatory compliance and accounting and financial reporting. He was awarded the Chartered Financial Analyst designation.

Carol Anthony (“John”) Davidson

Director Since 2014

Age 59

Carol Anthony (“John”) Davidson, age 59, has been a director of Legg Mason since May 2014, and is currently engaged in private investment activities. From January 2004 to September 2012, Mr. Davidson served as the Senior Vice President, Controller and Chief Accounting Officer of Tyco International Ltd. (“Tyco”). Mr. Davidson has served as a director of DaVita HealthCare Partners, Inc. since December 2010 and of Pentair Ltd. since October 2012. Mr. Davidson is a member of the Board of Trustees of the Financial Accounting Foundation which oversees financial accounting and reporting standards setting processes for the United States. Mr. Davidson also serves on the Board of Governors of the Financial Industry Regulatory Authority (FINRA).

Mr. Davidson’s qualifications to serve on our Board include his 30 years of leadership experience across multiple industries, including his leadership roles at Tyco, six years at Dell Inc., where he held various leadership roles, including vice president, audit, risk and compliance, and vice president, corporate controller and 16 years at Eastman Kodak Company, a provider of imaging technology products and services, in a variety of accounting and financial leadership roles. In addition, Mr. Davidson, a certified public accountant, has a strong track record of implementing governance and controls processes. Our Board has determined that Mr. Davidson qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

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Barry W. Huff

Director Since 2009

Age 71

Barry W. Huff, age 71, has been a director of Legg Mason since June 2009 and is currently engaged in private consulting. Since his retirement in May 2008 from Deloitte & Touche USA LLP (“Deloitte”), an accounting firm, until March 2009, Mr. Huff provided consulting services to Deloitte. From 1995 to May 2008, Mr. Huff served as Vice Chairman, Office of the Chief Executive Officer at Deloitte.

Mr. Huff’s qualifications to serve on our Board include his substantial accounting and auditing experience and expertise. Mr. Huff served as Deloitte’s National Managing Director for their Accounting & Auditing Practice in the United States and Chairman of its Global Accounting & Auditing Committee. Mr. Huff’s experience includes oversight and advisory services provided to numerous Deloitte clients in the United States and globally in various industries, including financial services, manufacturing and regulatory and supervision of risk management activities related to Deloitte’s Accounting & Auditing Practice. Our Board has determined that Mr. Huff, a certified public accountant, qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

Dennis M. Kass

Director Since 2013

Age 64

Dennis M. Kass, age 64, has been a director of Legg Mason since April 2013 and served as our independent Chairman from July 2013 until October 2014. Mr. Kass retired in 2012 as Chairman and Chief Executive Officer of Jennison Associates, an asset management company wholly-owned by Prudential Financial, Inc., having served as Chairman and CEO of Jennison Associates from 2003 through 2011. Previously, he had spent more than a decade with JP Morgan’s investment management unit, culminating in the position of Vice Chairman and Chief Fiduciary Officer of JP Morgan Fleming Asset Management. Mr. Kass served in the Reagan Administration from 1985 to 1987 as the Assistant Secretary of Labor for Pension and Welfare Benefits and was a Special Assistant to the President for Policy Development from 1981 to 1982. From 2013 to 2014, Mr. Kass was the Vice Chairman and a Senior Advisor at Ridgeway Partners, an executive search firm. He is a past trustee and vice chairman of the Financial Accounting Foundation and currently serves on the Investment Advisory Board of Cleveland Clinic Innovations and on the Advisory Board for Finance and the Global Executive Board for M.I.T.’s Sloan School of Management.

Mr. Kass’ qualifications to serve on our Board include the knowledge and experience gained in the combination of more than 20 years of asset management experience and his public service in the Reagan Administration. In addition, he gained extensive leadership experience serving as the Chief Executive Officer of Jennison Associates and serving on various boards. Our Board has determined that Mr. Kass qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

Cheryl Gordon Krongard

Director Since 2006

Age 59

Cheryl Gordon Krongard, age 59, has been a director of Legg Mason since January 2006 and is engaged in private investment activities. Ms. Krongard served as a senior partner of Apollo Management, L.P., a private investment company, from January 2002 to December 2004. From 1994 to 2000, she served as the Chief Executive Officer of Rothschild Asset Management and as Senior Managing Director for Rothschild North America. Additionally, she served as a director of Rothschild North America, Rothschild Asset Management, Rothschild Asset Management BV, and Rothschild Realty Inc. and as Managing Member of Rothschild Recovery Fund. She was elected a lifetime governor of the Iowa State University Foundation in 1997 and has served as Chairperson of its Investment Committee. Ms. Krongard is also a member of the Dean’s Advisory Council, Iowa State University College of Business. Ms. Krongard has served as a director of Air Lease Corporation since December 2013 where she currently serves on the Compensation Committee. Previously, she served as director of US Airways Group Inc. from 2003 until December 2013 and served as a director of Educate, Inc. from 2004 to 2007.

Ms. Krongard’s qualifications to serve on our Board include her asset management expertise and leadership experience serving as a senior executive at large, complex asset management organizations. Ms. Krongard’s experience includes strategic planning, new product development, client relations, marketing and public relations within the financial services sector.

John V. Murphy

Director Since 2013

Age 65

John V. Murphy, age 65, has been a director of Legg Mason since June 2013 and has served as our lead independent director since October 2014. Mr. Murphy is currently engaged in private investment activities. Mr. Murphy was employed by Korn/Ferry International, an executive search firm, from 2010 to 2012. From 2000 to 2009, Mr. Murphy was employed in various senior positions with OppenheimerFunds Inc., an asset management firm, including Chairman, President and Chief Executive Officer. He also served as a director of over 60 mutual funds in the OppenheimerFunds complex. Prior to joining OppenheimerFunds, he spent eight years with MassMutual Financial Group, OppenheimerFunds’ parent company, in a variety of senior roles. Before that, he was a founding principal of Liberty Financial Companies Inc., an investment management firm. He began his career at Arthur Andersen & Co. in 1972 as an accountant.

Mr. Murphy’s qualifications to serve on our Board include the knowledge, leadership and experience gained in over 30 years of experience working in the investment management business and as a Chairman, President and Chief Executive Officer of a large, complex asset management organization. In addition, he gained extensive industry and leadership experience by serving as Chairman and as a member of the Executive Committee and the Board of Governors of the Investment Company Institute.

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John H. Myers

Director Since 2013

Age 69

John H. Myers, age 69, has been a director of Legg Mason since June 2013. Mr. Myers has been a senior advisor to Angelo, Gordon & Co., an investment advisor, since 2006. In 2006, he retired from his role as President and Chief Executive Officer of GE Asset Management, an institutional asset management subsidiary of General Electric Company, after spending almost a decade in that role and a total of almost 40 years in various management positions at the General Electric Company.

Mr. Myers’ qualifications to serve on our Board include the knowledge and experience gained in almost four decades with General Electric, including almost two decades in the asset management business at GE Asset Management. In addition, he gained extensive leadership experience serving as President and Chief Executive Officer of GE Asset Management and serving as a former director of two public companies.

W. Allen Reed

Director Since 2006

Age 68

W. Allen Reed, age 68, has been a director of Legg Mason since April 2006 and served as our non-executive Chairman from September 2012 through July 2013. From January 2006 to March 2006, Mr. Reed served as Chairman of the Board of General Motors Asset Management Corporation (“GMAMC”), the investment management subsidiary of General Motors Corporation, where he served as Vice President until March 2006. He also served as Chairman of the Board and Chief Executive Officer of General Motors Trust Bank, N.A. until March 2006; as Chief Executive Officer and President of GMAMC and General Motors Investment Management Corporation until December 2005; and as Chairman of the Board and Chief Executive Officer of General Motors Trust Company until March 2006. Mr. Reed served as Senior Advisor to Aetos Capital from 2006 to 2011, as a director of Temple-Inland Industries from 2000 to February 2012 and as a director of General Motors Acceptance Corp from September 1994 to March 2006. Mr. Reed has also served as a director of numerous mutual funds (96 as of December 31, 2014) in the Morgan Stanley mutual funds complex since 2006, and a Chairman of the Investment Committee of the Auburn University Foundation Fund since 2012.

Mr. Reed’s qualifications to serve on our Board include his extensive financial and leadership experience serving as a financial officer at Delta Airlines, Hughes Electronics and General Motors, including serving as the Chairman, President and Chief Executive Officer of GMAMC, Chairman and Chief Executive Officer of the General Motors Trust Bank, and Vice President of General Motors Corporation. Mr. Reed’s experience includes running the largest corporate defined benefit fund in the United States at General Motors Corporation. He currently holds the Chartered Financial Analyst designation.

Margaret Milner Richardson

Director Since 2003

Age 72

Margaret Milner Richardson, age 72, has been a director of Legg Mason since November 2003. She is currently engaged in private consulting and investment activities. Ms. Richardson served as a director of Jackson Hewitt Tax Service Inc. from June 2004 through August 2011.

Ms. Richardson’s qualifications to serve on our Board include her experience as a partner of Ernst & Young LLP where she served as the National Director of IRS Practice and Procedure and as an advisor to the Foreign Investment Advisory Council in Russia. Ms. Richardson also served as U.S. Commissioner of Internal Revenue. She has been an attorney for more than 40 years and practiced tax law with Sutherland, Asbill and Brennan in Washington, D.C. Ms. Richardson was a member of the Internal Revenue Service Commissioner’s Advisory Group and chaired the group for a year.

Kurt L. Schmoke

Director Since 2002

Age 65

Kurt L. Schmoke, age 65, has been a director of Legg Mason since January 2002. Since July 2014, Mr. Schmoke has served as President of the University of Baltimore. Mr. Schmoke served as Vice President and General Counsel of Howard University from July 2012 until July 2014. Mr. Schmoke was Dean of the School of Law at Howard University from January 2003 to July 2012. He has been a director of The McGraw-Hill Companies, Inc. since 2003.

Mr. Schmoke’s qualifications to serve on our Board include his substantial education, legal, government regulation and public policy experience. Mr. Schmoke gained his experience serving as the Dean of the Law School at Howard University, partner at the law firm of Wilmer Cutler & Pickering, Mayor of Baltimore, the State’s Attorney for Baltimore, a member of the Council on Foreign Relations and a member of President Jimmy Carter’s domestic policy staff.

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Joseph A. Sullivan

Director Since 2013

Age 57

Joseph A. Sullivan, age 57, has been a director of Legg Mason since February 2013 and has served as our Chairman since October 2014. Mr. Sullivan was elected President, Chief Executive Officer and a member of the Board in February 2013. Before being appointed as President and Chief Executive Officer, Mr. Sullivan served as Interim Chief Executive Officer of Legg Mason from October 1, 2012 to February 11, 2013. Prior to that, Mr. Sullivan oversaw the global distribution operations of Legg Mason. He was elected Senior Executive Vice President of Legg Mason in September 2008 and until January 2011 was responsible for overseeing administrative functions as Chief Administrative Officer. From December 2005 to September 2008, he was responsible for overseeing the fixed income capital markets operations of Stifel Nicolaus, a broker-dealer. From 1993 to December 2005, he oversaw the fixed income capital markets operations of Legg Mason Wood Walker, the company’s broker-dealer subsidiary that was sold in December 2005.

Mr. Sullivan’s qualifications to serve on our Board include a combination of his personal management skills and professional experience. Mr. Sullivan has more than 30 years of industry experience, including serving as Chief Executive Officer, Head of Global Distribution and Chief Administrative Officer of Legg Mason and senior roles at a number of other firms. Mr. Sullivan served on the board of directors of Stifel Financial Corp. from December 2005 to September 2008.

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Committees of the Board—Board Meetings

Our Board of Directors has an Audit Committee, a Compensation Committee, a Finance Committee, a Nominating & Corporate Governance Committee and a Risk Committee. Below is a summary of our committee structure and membership information. The current charters for these committees, as approved by our Board of Directors, are on, and may be printed from, our corporate website at www.leggmason.com under the “About—Corporate Governance” section. We will provide a copy of these charters, without charge, to any stockholder who provides a written request for a copy. Requests for copies should be addressed to the Corporate Secretary, Legg Mason, Inc., 100 International Drive, Baltimore, Maryland 21202. The membership of the Board’s standing committees is as follows:

Director(1)	Audit Committee	Compensation Committee	Finance Committee	Nominating & Corporate Governance Committee	Risk Committee
Robert E. Angelica	M				C
Carol Anthony (“John”) Davidson	M				M
Barry W. Huff	C		M		M
Dennis M. Kass	M	M	M
Cheryl Gordon Krongard		C	M	M
John V. Murphy		M	M	C
John H. Myers		M		M
W. Allen Reed			C	M	M
Margaret Milner Richardson	M				M
Kurt L. Schmoke		M		M
Joseph A. Sullivan			M

C—Chairman

M—Member

(1)	Harold L. Adams, who served on our Board until July 29, 2014, served on our Compensation Committee and Nominating & Corporate Governance Committee. John T. Cahill, who served on our Board until July 29, 2014, served on our Audit Committee, Compensation Committee and Finance Committee. John E. Koerner III, who served on our Board until July 29, 2014, served on our Nominating & Corporate Governance Committee and our Risk Committee. Nelson Peltz, who served on our Board of Directors until December 1, 2014, served on our Finance Committee and was the Chair of our Nominating & Corporate Governance Committee.

During the fiscal year ended March 31, 2015, our Board of Directors met eight times, our Audit Committee met five times, our Compensation Committee met eight times, our Finance Committee met six times, our Nominating & Corporate Governance Committee met seven times and our Risk Committee met five times. While we have no formal policy on the matter, directors are generally expected to attend our Annual Meeting of Stockholders. All of our directors attended our 2014 Annual Meeting of Stockholders, other than Nelson Peltz, who served as a director until his resignation from the Board of Directors effective December 1, 2014. During fiscal year 2015, each of our directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he or she was a director and (ii) the total number of meetings of each committee on which he or she served during the period for which he or she was on the committee.

Audit Committee

The Audit Committee’s responsibilities include assisting the Board with the oversight of our financial accounting and reporting to stockholders. Its duties include:

•	selecting and compensating the independent registered public accounting firm (“Independent Auditors”);

•	providing oversight of the work of the Independent Auditors and reviewing the scope and results of the audits conducted by them;

•	ensuring the regular rotation of the lead audit partner and selecting, reviewing and evaluating the lead audit partner;

•	reviewing the activities of our internal auditors;

•	discussing with Independent Auditors, internal auditors and management the organization and scope of our internal system of accounting and financial controls; and

•	reviewing and discussing certain matters that may have a material impact on our financial statements, including litigation and legal matters and critical accounting policies and estimates.

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Our Board of Directors has determined that Messrs. Davidson, Huff and Kass qualify as “audit committee financial experts” as defined by the SEC. Our Board of Directors has also determined that all members of our Audit Committee are “independent” as defined in the New York Stock Exchange Listing Standards and the applicable SEC rules. The Audit Committee satisfies the requirements of SEC Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Rule 10A-3 establishes standards relating to audit committees in the following areas: the independence of audit committee members; the audit committee’s responsibility to select and oversee the company’s independent auditor; procedures for handling complaints regarding the company’s accounting practices; the authority of the audit committee to engage advisors; and funding for the independent auditor and any outside advisors engaged by the audit committee.

Compensation Committee

The Compensation Committee’s responsibilities include determining the compensation of our Chief Executive Officer (subject to the approval of our non-employee directors), approving the compensation of our other executive officers and recommending to our Board of Directors the compensation to be paid to our non-employee directors. The Compensation Committee also serves as the administrative committee of several of our employee benefit plans. Each of our Compensation Committee members is a “non-employee director” as defined in the SEC rules under Section 16 of the Exchange Act, and is an “outside director,” as defined by Section162(m) of the Internal Revenue Code.

Our Board of Directors has determined that all of the members of our Compensation Committee are “independent” as defined in the New York Stock Exchange Listing Standards and the applicable New York Stock Exchange rules.

Finance Committee

The Finance Committee’s responsibilities include reviewing and making recommendations to the Board of Directors regarding the principal terms and conditions of debt or equity securities to be issued by Legg Mason; financial considerations relating to the acquisition of businesses or operations, the entry into joint ventures or the divestiture of company operations that require Board approval; and significant financial transactions involving the economic arrangements with the senior executives of a Legg Mason subsidiary.

Our Board of Directors has determined that a majority of the members of our Finance Committee are “independent” as defined in the New York Stock Exchange Listing Standards.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee’s responsibilities include identifying qualified director nominees, nominating director candidates, recommending director committee assignments, developing and recommending to our Board of Directors corporate governance principles and a corporate code of conduct and reviewing, assessing and making reports and recommendations to the Board of Directors, as appropriate on Legg Mason’s talent development and executive succession planning. In addition, the Nominating & Corporate Governance Committee, together with the Lead Independent Director, conducts the Board’s annual evaluation process.

Our Board of Directors has determined that all of the members of our Nominating & Corporate Governance Committee are “independent” as defined in the New York Stock Exchange Listing Standards.

Risk Committee

The Risk Committee’s responsibilities include assisting the Board in its oversight of Legg Mason’s enterprise risk management activities. Its duties include reviewing management’s activities to establish and maintain an appropriate environment and culture for sound business risk practices, reviewing Legg Mason’s enterprise risk management program and reviewing and discussing with members of management Legg Mason’s risk tolerance, its major risk exposures and the steps management has taken to monitor and manage those exposures.

Our Board of Directors has determined that all of the members of our Risk Committee are “independent” as defined in the New York Stock Exchange Listing Standards.

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Board Role in Risk Oversight

The Board is primarily responsible for the oversight of Legg Mason’s risk management activities. The Risk, Compensation, Finance, Audit and Nominating & Corporate Governance Committees assist the Board in fulfilling this important role. The Risk Committee oversees Legg Mason’s enterprise risk management activities. The Compensation Committee oversees the relationship between risk and executive compensation. The Finance Committee reviews potential risks related to significant transactions under consideration by Legg Mason. The Audit Committee monitors our system of disclosure controls and procedures and internal controls over financial reporting, reviews contingent financial liabilities and oversees our employee reporting hotline. The Nominating & Corporate Governance Committee is focused on overseeing risks related to Board of Directors succession and other corporate governance matters. The committees of the Board of Directors work together to help ensure that all committees have received all information necessary to permit them to fulfill their duties and responsibilities with respect to the activities of those committees that relate to the oversight of the management of risks.

The responsibility for day-to-day management of risk lies with our management. Management has an enterprise risk management program that is overseen by our Chief Risk Officer. The Risk Committee, among other things, reviews and discusses with management reports from our Chief Risk Officer and other members of management regarding the company’s risk management activities, including management’s assessment of our major risk exposures and the steps taken to monitor and manage those exposures and the risk management activities of each of our significant asset management subsidiaries.

Relationship of Compensation and Risk

We conduct the majority of our business through seven primary asset managers and one additional asset manager. Our asset managers are individual businesses, each of which generally focuses on a portion of the asset management industry in terms of the types of assets managed (primarily equity or fixed income), the types of products and services offered, the investment styles utilized, the distribution channels used, and the types and geographic locations of its clients. Each of our primary asset managers is generally operated as a separate entity that typically markets its products and services under its own brand name. Certain distribution functions are often provided by the parent company and other affiliates. Consistent with this approach, we have revenue sharing agreements in place with five of our asset managers and/or certain of their key officers. Pursuant to these revenue sharing agreements, a specified percentage of the asset manager’s revenues, net of certain third party distribution expenses, is required to be distributed to us and the balance of the revenues (or net revenues) is retained to pay operating expenses, including salaries and bonuses, but excluding certain expenses such as amortization of acquired intangible assets and income taxes. Specific compensation allocations are determined by the asset manager’s management, subject to corporate management approval in certain cases. Our asset managers and other business units that do not operate under revenue sharing agreements utilize a variety of discretionary or formulaic incentive compensation determinations. In addition, the asset management industry in which we operate tends to be a long-term business, as investment performance over multi-year periods is a critical competitive element of the business. Also, as is typical in the asset management business, and unlike other financial services companies, we are not exposed to the short-term risks arising from proprietary trading because we do not engage in proprietary trading.

The executive officer compensation program is structured in a manner intended to mitigate against providing incentives for inappropriate risk taking. The executive officers’ salaries are fixed in amount. Incentive compensation is linked to overall corporate performance and a substantial portion of compensation is in the form of long-term equity awards that further align executives’ interests with those of Legg Mason’s stockholders. The value of equity awards is tied to Legg Mason’s stock price. These awards do not encourage excessive or inappropriate risk taking given that the awards are subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance. As part of fiscal year 2015 incentive compensation, we awarded performance share units that will result in payout only based on relative performance over a three year period ending March 31, 2018. We believe our incentive award program, coupled with our stock ownership guidelines and anti-hedging and pledging policies for executives, create important linkages between the financial interests of our executives and the long-term performance of Legg Mason and help to protect against any incentive to disregard risks in return for potential short-term gains. Moreover, the Compensation Committee considers several performance metrics in establishing the executive compensation pool each year, so no one metric creates an undue reward that might encourage excessive risk taking. The executive compensation incentive pool amount is also subject to adjustment in the discretion of the Compensation Committee based on the performance metrics and any qualitative factors established by the Committee for use as a basis for revising the pool amount.

To further ensure the alignment of compensation with long-term performance, we have adopted a policy for the clawback of incentive compensation from named executive officers in the event a named executive officer’s acts or omissions contribute to a need for a restatement of our financial results or if a named executive officer is terminated for cause. Additional information on our executive officer compensation practices is discussed below under “Executive Compensation—Compensation Discussion and Analysis.”

We have considered the risks created by our compensation policies and practices, including mitigating factors, and, based on this review, do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company. This conclusion is supported by the work of a committee consisting of representatives from our finance, human resources, legal and enterprise risk management departments, which evaluates whether our compensation policies and practices are reasonably likely to have a material adverse effect on Legg Mason.

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Compensation Consultant to the Compensation Committee

For fiscal year 2015, the Compensation Committee retained Semler Brossy Consulting Group, LLC, an independent executive compensation consulting firm, to provide compensation consulting services. As directed by the Compensation Committee, Semler Brossy provides counsel on compensation-related issues and executive officer compensation and non-employee director compensation, and guidance on best practices and market and regulatory developments. Semler Brossy did not provide additional consulting or other services to management or Legg Mason subsidiaries during fiscal year 2015.

Board Leadership Structure

The Board is responsible for determining its leadership structure. The current Chairman, Joseph A. Sullivan, is also our President and Chief Executive Officer. John V. Murphy is our Lead Independent Director. The Board believes that Legg Mason and its stockholders are best served by maintaining the flexibility to have any person serve as Chairman of the Board based on what is in the best interests of the company and its stockholders at a given point in time. As a result, the Board does not support placing restrictions on who may serve as Chairman and future facts and circumstances may warrant a different leadership structure to best serve Legg Mason and its stockholders. While the roles of Chairman of the Board and Chief Executive Officer previously were separated during a period of leadership transition beginning in September 2012, when Mr. Sullivan became interim Chief Executive Officer, the Board has determined that the current leadership structure is appropriate to provide a consistent and unified focal point of leadership for Legg Mason.

In order to ensure independent leadership on the Board, our Corporate Governance Principles provide for a Chairman and/or a Lead Independent Director. The duties of the Chairman, independent or non-independent, are delegated by the Board. The duties of an independent Chairman include presiding over meetings of our Board and stockholders and providing oversight and assistance to our executive management team. In addition, the duties of an independent Chairman will include those of the Lead Independent Director. When the Chairman is not independent, the duties of the Lead Independent Director include, but are not limited to, the approval of agendas and schedules for Board meetings to ensure there is sufficient time to address all agenda items, acting as a liaison between the Chief Executive Officer and the independent directors and serving as the chair for executive sessions of the independent directors.

The Board believes that the combined Chairman and Chief Executive Officer structure allows for robust and frequent communication between the Board and Legg Mason’s management team. To facilitate coordination with the independent directors and to ensure the exercise of independent judgment by the Board of Directors, the Board appointed John V. Murphy to serve as the Lead Independent Director. Mr. Murphy is also the Chair of the Nominating & Corporate Governance Committee. His duties as the Lead Independent Director include:

•	presiding at meetings of the Board in the absence of or at the request of the Chairman of the Board;

•	coordinating the flow of information to and among independent directors;

•	reviewing and approving all Board meeting agendas;

•	soliciting from other independent directors comments or suggestions related to Board operations, including the flow of information to directors, the setting of meeting agendas and the establishment of the schedule of Board meetings and communicating those suggestions to the Chairman;

•	serving as the liaison between the independent directors and the Chairman and as the representative of the independent directors in communications with the Chairman of the Board and management outside of regular Board meetings;

•	leading, with the assistance of the Nominating & Corporate Governance Committee, the Board’s annual evaluation process;

•	serving as liaison and providing direction to advisers and consultants retained by the independent directors; and

•	assisting the Chairman of the Board in integrating into the Board newly elected independent directors.

The Lead Independent Director also has the authority to call additional meetings of the independent directors and is available for consultation or direct communication with major stockholders. Each of these responsibilities is set out in Legg Mason’s Corporate Governance Principles.

In order to further enhance the independence of the Board from management, the Board believes that a substantial majority of the Board should consist of independent directors. Our Corporate Governance Principles provide that at least three-quarters of the Board members should qualify as independent directors at any time. All of our current directors, except for Mr. Sullivan, are independent, as determined in accordance with New York Stock Exchange Listing Standards.

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Compensation of Directors

Directors who are Legg Mason employees do not receive compensation for their services as directors. The Compensation Committee annually reviews and recommends to our Board of Directors the compensation of our non-employee directors. As part of this review, the Compensation Committee consults with its compensation consultant to determine the reasonableness and adequacy of our non-employee director compensation. The following table outlines the regular compensation that is paid to our non-employee directors:

Compensation Element	Amount of Compensation
Cash Retainers
Annual Board Retainer	$50,000
Independent Chairman Retainer(1)	$200,000
Lead Independent Director(2)	$25,000
Audit Committee Chairman Retainer	$17,500
Nominating & Corporate Governance, Compensation,
Finance and Risk Committee Chairmen Retainers	$10,000
Meeting Fees
Board Meeting Fees	$2,000 per in-person meeting attended and $1,000 per telephonic meeting attended beginning with the sixth meeting in the year
Committee Meeting Fees	$2,000 per in-person meeting attended and $1,000 per telephonic meeting attended
Equity Awards
Independent Chairman Retainer(1)	$200,000
Annual Board Award(3)	$125,000
Initial Board Election Award(3)	$125,000

(1)	Dennis M. Kass served as Independent Chairman until October 28, 2014, when Mr. Sullivan was elected Chairman.
(2)	The Board appointed John V. Murphy Lead Independent Director effective as of October 28, 2014. The Board determined that the fiscal year 2015 Lead Independent Retainer for Mr. Murphy would be reduced pro rata to reflect the portion of the fiscal year that he was not acting as Lead Independent Director.
(3)	Under the terms of the Legg Mason, Inc. Non-Employee Director Equity Plan, as amended, each of our non-employee directors receives, on the 31st day after he or she is first elected as a director, and on the date of each subsequent Annual Meeting of Stockholders, his or her choice of: (i) a grant of shares of common stock that have a market value, on the grant date, of $125,000; (ii) a grant of shares of common stock that have a market value, on the grant date, of $75,000, plus $50,000 in cash; or (iii) a grant of restricted stock units equal to the number of shares of common stock that have a market value, on the grant date, of $125,000.

We also reimburse each of our non-executive directors for their travel expenses incurred in connection with attendance at Board and Committee meetings. Following a review of the compensation of our non-employee directors, the Compensation Committee has determined that fees for non-employee directors will remain unchanged for fiscal year 2016, except that there will be no Independent Chairman Retainer in fiscal year 2016.

Restricted stock units granted under the Legg Mason, Inc. Non-Employee Director Equity Plan are payable on a one-for-one basis in shares of common stock within 60 days of the date on which the recipient stops serving as a director of Legg Mason. The number of restricted stock units credited to a director will be increased to reflect all dividends paid on common stock based on the market price of a share of common stock on the dividend payment date. The restricted stock units and shares of common stock are not subject to vesting. The Plan covers an aggregate of 625,000 shares of common stock.

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Director Compensation Table

The following table provides information about the compensation earned by our non-employee directors during fiscal year 2015.

	Fees Earned
	or Paid in		Stock		All Other
Name	Cash ($)(1)		Awards ($)		Compensation ($)(2)	Total ($)
Harold L. Adams(3)	$29,667		—		—	$29,667
Robert E. Angelica	132,000	(4)	$75,021	(5)	—	207,021
John T. Cahill(3)	32,500		—		—	32,500
Carol Anthony “John” Davidson	61,833		249,980	(6)	$2,012	313,825
Barry W. Huff	146,500	(4)	75,021	(5)	—	221,521
Dennis M. Kass	180,000	(7)	325,023	(8)	—	505,023
John E. Koerner III(3)	24,667		—		7,968	32,635
Cheryl Gordon Krongard	91,167		125,001	(9)	—	216,168
John V. Murphy	90,917	(10)	125,001	(9)	—	215,918
John H. Myers	74,000		125,001	(9)	—	199,001
Nelson Peltz(11)	99,000	(4)	75,021	(5)	—	174,021
W. Allen Reed	90,000		125,001	(9)	—	215,001
Margaret Milner Richardson	70,000		125,001	(9)	8,966	203,967
Kurt L. Schmoke	73,000		125,001	(9)	14,315	212,316

(1)	In addition, non-employee directors receive reimbursement of actual expenses incurred for attendance at meetings or participating in company business.
(2)	Represents dividend equivalents paid on restricted stock units and reinvested in additional restricted stock units and fractional share cash payments.
(3)	Messrs. Adams, Cahill and Koerner’s terms as directors expired on July 29, 2014. Messrs. Adams, Cahill and Koerner’s reported compensation reflects amounts received during fiscal year 2015 through the end of their terms. Mr. Koerner’s compensation also includes a cash payment for fractional shares in a distribution of restricted stock units after his term ended.
(4)	Includes $50,000 paid as a portion of the annual award under the Legg Mason, Inc. Non-Employee Director Equity Plan.
(5)	Represents value of 1,471 shares of common stock granted on July 29, 2014.
(6)	Includes value of 2,548 restricted stock units received by Mr. Davidson on May 30, 2014 after he joined the Board in May 2014 and value of 2,451 restricted stock units granted on July 29, 2014 for the annual award received by all directors on the annual meeting date.
(7)	Includes $100,000 paid for Independent Chairman retainer. Mr. Kass served as Independent Chairman until October 28, 2014, when Mr. Sullivan was elected as Chairman.
(8)	Represents value of 6,373 shares of common stock granted on July 29, 2014. Mr. Kass received 2,451 shares of common stock for the annual award received by all directors on the annual meeting date. Mr. Kass also received 3,922 shares of common stock for the equity portion of the Independent Chairman Retainer. Mr. Kass served as Independent Chairman until October 28, 2014, when the Board elected Mr. Sullivan as Chairman.
(9)	Represents value of 2,451 restricted stock units or shares of common stock granted on July 29, 2014.
(10)	Includes $10,417 paid for the Lead Independent Director Retainer. The Board of Directors appointed Mr. Murphy as Lead Independent Director effective as of October 28, 2014.
(11)	Mr. Peltz resigned from the Board effective December 1, 2014. Mr. Peltz’s reported compensation reflects amounts received during fiscal year 2015 through the end of his term.

As of March 31, 2015, our non-employee directors held the following unexercised stock options and restricted stock units:

	Unexercised	Restricted
Name	Stock Options (#)	Stock Units (#)
Robert E. Angelica	—	—
Carol Anthony “John” Davidson	—	5,038
Barry W. Huff	—	—
Dennis Kass	—	—
Cheryl Gordon Krongard	—	—
John V. Murphy	—	—
John H. Myers	—	—
W. Allen Reed	—	—
Margaret Milner Richardson	—	15,976
Kurt L. Schmoke	—	23,640

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CORPORATE GOVERNANCE

Corporate Governance Principles

Upon the recommendation of the Nominating & Corporate Governance Committee, our Board of Directors has adopted Corporate Governance Principles. These Corporate Governance Principles address, among other things, the following key corporate governance topics: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and our policy regarding annual performance evaluations of the Board of Directors. A copy of these Corporate Governance Principles is available on our corporate website at www.leggmason.com under the “About—Corporate Governance” section. We will provide a copy of the Corporate Governance Principles, without charge, to any stockholder who provides a written request for a copy. Requests for copies should be addressed to the Corporate Secretary, Legg Mason, Inc., 100 International Drive, Baltimore, Maryland 21202.

Code of Conduct

Upon the recommendation of the Nominating & Corporate Governance Committee, our Board of Directors has adopted a corporate Code of Conduct that applies to all directors, officers and employees of Legg Mason and its subsidiaries. The Code of Conduct addresses the following important topics, among others: conflicts of interest; corporate opportunities; confidentiality of information; fair dealing; protection and proper use of Legg Mason’s assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of any illegal or unethical behavior. A copy of the Code of Conduct is available on our corporate website at www.leggmason.com under the “About—Corporate Governance” section. We intend to satisfy any disclosure requirement regarding any amendment to, or waiver of, our Code of Conduct by posting the information on our corporate website. Legg Mason maintains an employee reporting hotline where employees can anonymously submit a complaint or concern regarding compliance with applicable laws, rules, regulations or the Code of Conduct as well as accounting, auditing, ethical or other concerns. We will provide a copy of the Code of Conduct, without charge, to any stockholder who provides a written request for a copy. Requests for copies should be addressed to the Corporate Secretary, Legg Mason, Inc., 100 International Drive, Baltimore, Maryland 21202.

Independent Directors

The Board of Directors has made determinations as to the independence of each of our non-employee directors and concluded that Mses. Krongard and Richardson and Messrs. Angelica, Davidson, Huff, Kass, Murphy, Myers, Reed and Schmoke qualify as independent directors under the standards promulgated by the New York Stock Exchange (“NYSE”). In reaching these conclusions, the Board considered the transactions and relationships described below under “Compensation Committee Interlocks and Insider Participation” and “Certain Relationship and Related Transactions” and applied our Policy Regarding Director Independence Determinations as adopted by the Board, which specifies types of relationships that are deemed not material and, therefore, not considered each year. A copy of the Policy Regarding Director Independence Determinations is available on our corporate website at www.leggmason.com under the “About—Corporate Governance” section.

In determining Mr. Myers’ independence, the Board considered that Mr. Myers is currently a non-employee senior advisor to, and a limited partner (holding less than a 1% interest) of, Angelo, Gordon & Co. (“Angelo Gordon”), an investment advisor. Legg Mason Investment Counsel (“LMIC”), our subsidiary until its sale on November 8, 2014, managed client separate accounts and one private fund that, to varying extents, were invested in private funds and a publicly traded real estate investment trust managed by Angelo Gordon. As of November 8, 2014, LMIC client-related assets in Angelo Gordon products totaled approximately $46 million. Mr. Myers had no involvement in the Angelo Gordon services provided to LMIC clients, and the fees that Angelo Gordon receives for these services had no effect on Mr. Myers’ compensation as a senior advisor.

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Director Nomination Process

The Nominating & Corporate Governance Committee will consider all qualified candidates for seats on our Board of Directors identified by members of the committee, by other members of the Board of Directors, by our management and by our stockholders.

The Board of Directors has set minimum qualification requirements for director nominees in our Corporate Governance Principles. Director nominees are required to possess a broad range of skills, expertise, industry or other knowledge and business or other experience that will be useful to Legg Mason. The Nominating & Corporate Governance Committee will review each candidate’s biographical information and determine whether the candidate meets these minimum qualification requirements.

After the Nominating & Corporate Governance Committee has determined that a candidate meets the minimum qualification requirements, the committee will determine whether to nominate the candidate to our Board of Directors. In making this determination, the Nominating & Corporate Governance Committee will consider a number of factors, including:

•	the current size of the Board of Directors, and whether vacancies on the Board are anticipated;

•	the candidate’s judgment, character, expertise, skill, knowledge, experience and collegiality;

•	the overall diversity of perspectives, backgrounds and experiences of the current directors;

•	whether the candidate has special skills, expertise or a background that add to and complement the range of skills, expertise and background of the existing directors; and

•	whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors involves the exercise of judgment and cannot be measured in any mathematical or formulaic way.

The Board of Directors seeks diversity of perspectives, backgrounds and experiences among its members. When considering prospects for possible recommendation to the Board, increasing diversity of backgrounds and experiences is a factor considered by the Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee reviews available information regarding each potential candidate, including character, experience, qualifications, attributes, skills, gender, race and ethnicity.

Our Amended and Restated Bylaws provide written procedures by which stockholders may recommend nominees to our Board of Directors. The Nominating & Corporate Governance Committee will consider nominees recommended by our stockholders under the same procedure used for considering nominees recommended by other directors or management. The Nominating & Corporate Governance Committee will consider nominee recommendations from stockholders for the next annual meeting of stockholders if it receives the recommendation no later than the 120th day prior to the first anniversary of the mailing date of our prior year’s proxy statement or Notice of Internet Availability of Proxy Materials (i.e., by February 18, 2016 for a recommendation in 2016). Stockholders who would like to propose a director candidate for election to our Board of Directors at an annual meeting of stockholders must deliver written notice to our Corporate Secretary between the 150th day and 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the mailing date of our prior year’s proxy statement (i.e., between January 19, 2016 and February 18, 2016 for nomination in 2016). If we advance or delay our annual meeting by more than 30 days from the first anniversary of the preceding year’s annual meeting, notice must be delivered between the 150th day prior to the date of the annual meeting and 5:00 p.m., Eastern Time, on the later of the 120th day before the meeting or the tenth day following the day on which we publicly announce the date of the meeting. Notice from a stockholder nominating a director must include the following:

•	the name, age, business address and residence address of the recommending stockholder;

•	the class, series and number of all shares of stock of Legg Mason that the recommending stockholder beneficially owns;

•	the date the shares were acquired and the investment intent behind the acquisition; and

•	all other information about the candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (including the nominee’s written consent to being named in the proxy as a nominee and to serve as a director if elected).

We may require that a proposed director nominee furnish other information to enable the Nominating & Corporate Governance Committee to determine the nominee’s eligibility to serve. The Nominating & Corporate Governance Committee will consider a nomination as it deems appropriate in its discretion. However, a nomination that does not comply with the requirements discussed above may not be considered. Any nominations should be addressed to the Corporate Secretary, Legg Mason, Inc., 100 International Drive, Baltimore, Maryland 21202.

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Policies and Procedures Regarding Related Party Transactions

Under our written policies and procedures regarding related party transactions, the Nominating & Corporate Governance Committee must approve all related party transactions between Legg Mason or one of its subsidiaries and a director, executive officer or immediate family member of a director or executive officer that would be required to be disclosed in our proxy statements. The policy also authorizes the Chairman of the committee to approve, or reject, proposed related party transactions subject to ratification by the full committee at its next regularly scheduled meeting. The Nominating & Corporate Governance Committee uses its business judgment in deciding whether to approve related party transactions.

Executive Sessions

Executive sessions of our non-employee directors are held in conjunction with each regular Board of Directors meeting and may be held at other times as circumstances warrant. Our Chairman or Lead Independent Director, as applicable, chairs these executive sessions. John V. Murphy currently serves as our Lead Independent Director.

Stockholder Engagement

During fiscal year 2015, Legg Mason initiated a mid-year stockholder engagement program. The purpose of the program is to gain insights about the preferences and viewpoints of our largest stockholders on various corporate governance topics generally and our practices and outcomes specifically. In addition, we utilize this program to share certain of our compensation and corporate governance developments of interest to stockholders. When relevant, we intend to seek stockholder feedback or support for actions that management and the Board may be considering. This year, our conversations with stockholders focused on their preferred manner and level of engagement with Legg Mason and the usefulness of disclosures issued by Legg Mason.

Communications

All interested parties who wish to communicate with our Board of Directors, the Chairman of the Board, the Lead Independent Director or our non-employee directors as a group may do so by addressing their written correspondence to the director or directors, c/o Corporate Secretary, Legg Mason, Inc., 100 International Drive, Baltimore, Maryland 21202. Our Corporate Secretary will forward all correspondence received from stockholders or other interested parties to the director or directors to whom it is addressed.

The Audit Committee has developed procedures for the receipt, retention and treatment of complaints received by Legg Mason regarding accounting, internal accounting controls, or auditing matters. Any such complaints or concerns should be sent by mail to the Chairman of the Audit Committee, c/o Legg Mason, Inc., 100 International Drive, Baltimore, Maryland 21202.

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SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the ownership of Legg Mason common stock as of May 28, 2015 by each of our directors, each individual named in the Summary Compensation Table, all of our executive officers and directors as a group, and each person who, to the best of our knowledge, beneficially owned more than five percent of the outstanding common stock.

	Common Stock		Percent of
	Beneficially		Outstanding
Name of Owner	Owned(1)(2)		Common Stock(2)
Trian Fund Management, L.P.	11,039,896	(3)	9.96%
The Vanguard Group Inc.	7,524,090	(4)	6.59%
GAMCO Asset Management Inc.	6,616,299	(5)	5.67%
JPMorgan Chase & Co.	6,357,407	(6)	5.50%
BlackRock, Inc.	5,895,245	(7)	5.20%
Joseph A. Sullivan	1,018,614	(8)(9)	*
Terence Johnson	197,480	(8)	*
Peter H. Nachtwey	154,004	(8)	*
Thomas K. Hoops	74,243	(8)	*
Jennifer Murphy	35,766	(8)	*
W. Allen Reed	31,188		*
Kurt L. Schmoke	29,786	(10)	*
Cheryl Gordon Krongard	27,369		*
Margaret Milner Richardson	24,106	(10)	*
Dennis M. Kass	18,253		*
Robert Angelica	17,952		*
Barry W. Huff	17,492		*
John H. Myers	10,582		*
John V. Murphy	10,082		*
Carol Anthony (“John”) Davidson	5,052	(10)	*
All current executive officers and directors as a group (17 persons)	1,747,781		1.56%

*	Less than 1%.
(1)	Except as otherwise indicated and except for shares held by members of an individual’s family or in trust, all shares are held with sole dispositive and voting power.
(2)	Includes, for the individuals listed below, the following number of shares subject to options exercisable within 60 days from May 28, 2015:

Name	Number of Shares
Joseph A. Sullivan	753,666
Terence Johnson	100,224
Peter H. Nachtwey	64,789
Thomas K. Hoops	1,385
Jennifer Murphy	17,185
All current executive officers and directors as a group (17 persons)	970,790

Also includes for the individuals listed below, the following number of deferred but vested restricted stock units:

Name	Number of Shares
Joseph A. Sullivan	9,445
Peter H. Nachtwey	2,527
All current executive officers and directors as a group (17 persons)	13,065

(3)	Represents shares beneficially owned by both Trian Fund Management, L.P., 280 Park Avenue, 41st Floor, New York, NY 10017, in its capacity as the management company for certain funds and investment vehicles managed by it. Trian Fund Management GP, LLC, which is controlled by Nelson Peltz, Peter W. May and Edward P. Garden, is the general partner of Trian. All of the shares are held with shared dispositive power and voting power by Trian, Mr. Peltz, Mr. May and Mr. Garden. Pursuant to an agreement with Trian, funds managed by Trian and certain of its affiliates entered into in October 2009, Trian and its affiliates are not “interested stockholders” for purposes of the Maryland Business Combination Act based on their current Legg Mason common stock holdings.

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(4)	Represents shares held by The Vanguard Group, 100 Vanguard Boulevard, Malvern, PA 19355, in its capacity as investment advisor. 7,155,935 of the shares are held with sole dispositive power and 162,867 of the shares are held with shared dispositive power. 175,367 of the shares are held with sole voting power and none are held with shared voting power. The number of shares in the preceding information is based upon a Schedule 13G report filed by The Vanguard Group reporting ownership as of December 31, 2014. The percentages are based on Legg Mason’s outstanding shares as of May 28, 2015.
(5)	This information is based on the Schedule 13D report filed with the SEC on February 11, 2013 for shares held on February 8, 2013 by Mario J. Gabelli and the following entities which he directly or indirectly controls or for which he acts as Chief Investment Officer: Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Securities, Inc., Gabelli Foundation, Inc., MJG Associates, Inc., MJG-IV Limited Partnership, GGCP, Inc. and GAMCO Investors, Inc. In the aggregate, 6,616,299 of the shares are held with sole dispositive power and none of the shares are held with shared dispositive power and 6,171,799 of the shares are held with sole voting power and none of the shares are held with shared voting power. The Reporting Persons do not admit that they constitute a group. The address of Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Securities, Inc. and GAMCO Investors, Inc. is One Corporate Center, Rye, New York 10580. The address of MJG Associates, Inc., MJG-IV Limited Partnership and GGCP, Inc. is 140 Greenwich Avenue, Greenwich, CT 06830. The address of Gabelli Foundation, Inc. is 165 West Liberty Street, Reno, Nevada 89501. The percentages are based on Legg Mason’s outstanding shares as of May 28, 2015.
(6)	Represents shares held by JPMorgan & Chase Co., 270 Park Avenue, New York, NY 10017, in its capacity as investment advisor. 6,352,680 of the shares are held with sole dispositive power and 3,712 of the shares are held with shared dispositive power. 6,154,194 of the shares are held with sole voting power and 3,531 are held with shared voting power. The number of shares in the preceding information is based upon a Schedule 13G report filed by JPMorgan & Chase Co, reporting ownership as of December 31, 2014. The percentages are based on Legg Mason’s outstanding shares as of May 28, 2015.
(7)	Represents shares held by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022, in its capacity as investment advisor. All of the shares are held with sole dispositive power and none of the shares are held with shared dispositive power. All of the shares are held with sole voting power and none are held with shared voting power. The number of shares in the preceding information is based upon a Schedule 13G report filed by BlackRock, Inc. reporting ownership as of December 31, 2013. The percentages are based on Legg Mason’s outstanding shares as of May 28, 2015.
(8)	Includes for the individuals listed below, the following number of shares of restricted stock and/or restricted stock units. Shares of restricted stock are not held with voting rights and cannot be transferred.

Name	Number of Shares
Joseph A. Sullivan	92,897
Terence Johnson	42,909
Peter H. Nachtwey	32,643
Thomas K. Hoops	49,048
Jennifer Murphy	8,388

(9)	Does not include 4,608.6457 units of the Legg Mason Common Stock Fund held in the Legg Mason Profit Sharing and 401(k) Plan and Trust which translate into 2,593.0864 shares of common stock.

(10)	Includes, for the individuals listed below, the following number of restricted stock units. Restricted stock units are payable on a one-for-one basis in shares of common stock within 60 days of the date on which the individual stops serving as a director of Legg Mason.

Name	Number of Restricted Stock Units
Kurt L. Schmoke	23,710
Margaret Milner Richardson	16,023
Carol A. Davidson	5,052

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

FISCAL YEAR 2015 - STRONG PERFORMANCE
AND BUILDING MOMENTUM

•	Turnaround in long-term asset flows, with first year of long-term asset net inflows since 2007

•	Record gross and net sales by our global distribution team

•	Expansion of investment capabilities through two acquisitions, new product launches and strategic hires

•	Continued strategic capital deployment

•	Strong overall investment performance by our investment affiliates

Metrics Link Pay to Strategic Goals and Performance

•	Absolute performance metrics included: Global distribution unit gross sales, as well as flows, net revenues and earnings per share

•	Relative performance metrics included: Organic growth rate, net income growth and one year total stockholder return

Sound Compensation Practices

•	Pay practices aligned with stockholder interests, with significant variable component for Named Executive Officer pay

•	Compensation Committee continually assesses performance relative to Legg Mason’s goals and competitors’ performance

•	Metrics reviewed annually for rigor and relevance

Fiscal Year 2015 Pay Well Aligned with Performance and with Peers

•	CEO paid slightly above peer group median, with variable pay constituting 95% of total direct compensation which was $11,000,000 for fiscal year 2015

•	CEO’s annual incentive award was paid 60% in equity and 40% in cash

•	Equity awards allocated equally among RSUs, stock options and performance share units which vest based on relative TSR over a three year period

Stockholders Demonstrate Support for Legg Mason Pay Practices and Outcomes

•	Strong support historically on stockholders’ advisory vote on named executive officer compensation

•	New stockholder outreach initiative in fiscal year 2015 provided insights on stockholders’ views and affirmed support for Legg Mason’s pay practices among stockholders with whom we engaged

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Fiscal Year 2015 Performance Results

Performance for the year included:

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Relationship between Company Performance and Executive Compensation

Our performance assessment framework and executive compensation program are designed to link pay and performance.

Executive Compensation Program Design

The only fixed component of compensation is base salary, which ranges from 5-19% of total direct compensation for our named executive officers.

Annual performance drives the payment of annual incentive compensation, which is divided into a current cash payment, an award of stock options and restricted stock units that vest over a four year period, and an award of performance share units that vest at the end of a three year period. Long-term performance in relative total stockholder return drives the ultimate payout of the performance share units.

Performance Assessment

The Compensation Committee of our Board of Directors (the “Committee”) uses a comprehensive process to continually assess performance, which includes frequent dialogue with management about financial performance relative to our goals and relative to the performance of competitors, and assessment of corporate and individual executive accomplishments.

The Committee and our independent compensation consultant consider our pay-for-performance alignment when making executive compensation decisions. This consideration includes reviewing the relationship of Legg Mason performance and executive pay levels as compared to that of competitors.

OUR GROWTH INITIATIVES

Legg Mason is focused on growth. To support this priority, we are continuing to make incremental changes that include launching differentiated products to meet investor needs, acquiring top managers and investment capabilities and continuing to improve our global distribution.

STRONG FOUNDATION

•	Global firm with distinct affiliate businesses and respected brands
•	Diversified across asset classes, geographies, clients and channels
•	Strong overall performance in strategy assets across 1-, 3-, 5- and 10-year periods
•	Proven ability to return capital to stockholders

PRIMARY GOALS

•	Increased long-term asset inflows
•	Revenue growth
•	Continued diversification of product offerings
•	EPS leverage

KEY OPERATING PRIORITIES

•	Investment products
•	Investment performance
•	Distribution
•	Productivity

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Executive Compensation Practices

Below we highlight certain executive compensation practices we employ to align executive compensation with stockholder interests. Also listed below are certain compensation practices we do not employ because we do not believe they would serve our stockholders’ long-term interests.

What We Do
Pay for Performance. We tie annual pay to objective absolute and relative performance metrics with a focus on top line growth, bottom line growth and long term value, including our fiscal year 2015 global distribution unit gross sales, net long-term AUM flows, net revenues (total gross revenues less distribution expenses), earnings per share, adjusted income, global distribution unit earnings contribution, relative organic growth rate, relative net income growth and relative one year total stockholder return. We tie performance share unit vesting and payout to relative total stockholder return over a three year period. A significant portion of our executives’ potential compensation, ranging from 81 - 95% depending on the named executive officer, is not guaranteed but is tied to financial and stockholder performance. The Committee and its independent compensation consultant evaluate the alignment of pay and performance relative to our peer group, prior to the Committee making executive compensation determinations.
Total Stockholder Return Metric. Linking executive compensation to stockholder performance is important, so relative total stockholder return is considered in determining annual incentive awards and performance share unit vesting and payouts. Further, stock options and restricted stock units are annually awarded based on performance prior to the award, and the realized value of those awards to the executives is ultimately based on share price performance during the vesting period after the award is made.
Executive Stock Ownership Guidelines. Executives are expected to own shares in Legg Mason common stock with a value equal to at least two to eight times base salary, depending on position.
Equity Award Retention Policy. Executives are required to retain 50% of the net after-tax shares received from all equity awards until they have reached the ownership levels set out in the stock ownership guidelines.
Vesting Period on Equity Awards. Restricted stock units and stock option awards granted under the annual incentive plan have relatively long four year ratable vesting periods.
Clawback Policy. We can recover incentive compensation awarded to a named executive officer where the officer’s fraud or willful misconduct led to a material restatement of financial results or if the executive is terminated for cause.
Review Tally Sheets. We review tally sheets which provide a comprehensive view of an executive’s historical compensation and equity holdings for each of our executive officers prior to making annual executive compensation decisions.
Stockholder Engagement. We initiated outreach to our top stockholders outside of proxy season to gain insights about their views on helpful disclosures and executive compensation generally, and our practices and outcomes specifically, and to share information that we think might be of interest to stockholders about our compensation and governance practices and policies.
Prohibit Hedging or Pledging. We prohibit our executive officers or directors and their related accounts from engaging in pledging or transactions that have the effect of hedging the market value of Legg Mason securities.

What We Don’t Do
No Severance Agreements. We do not provide our named executive officers with employment agreements that provide severance payments, medical or insurance benefits or any other perquisites in the event the executive is terminated or resigns. Severance decisions are made when an executive’s employment ends.
No Repricings. Our stock incentive plans and NYSE Listing Standards prohibit us from repricing options without stockholder approval.
No Income Tax Gross-ups. We do not provide income tax gross-ups for personal benefits other than relocation and other broad-based benefits.
No Excise Tax Gross-ups. We do not provide excise tax gross-ups for change in control benefits.
No Established Program of Executive Perquisites. We have no established program of perquisites to provide personal benefits to our executive officers.

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Executive Compensation Program Objectives

Overall

Our named executive officer compensation programs are designed to attract, incent, retain and reward the management talent that we need to maintain and strengthen our position in the asset management business and to achieve our business objectives.

Variable Pay

A significant portion -81-95% depending on the named executive officer- of the total direct compensation delivered to our named executive officers is variable, which directly ties their pay to their individual performance and to the performance of our company.

OUR COMPENSATION PRINCIPLES

Our compensation programs for named executive officers are guided by three basic principles:

Link compensation to performance. We believe that compensation levels should reflect performance-both the performance of Legg Mason and the performance of the recipient.

Align management’s interests with those of stockholders. We seek to implement programs that will encourage named executive officers to remain with us and to increase long-term stockholder value by providing competitive compensation and granting long-term equity incentive awards each year.

Maintain competitive compensation levels. We strive to offer programs and levels of compensation that are competitive with those offered by comparable companies in our industry in order to attract, retain and reward our named executive officers.

Pay For Performance

Linking compensation to performance is a fundamental value underlying our named executive officer compensation practices. The annual incentives (including the value of annual equity awards) paid to each of our named executive officers vary with performance, including our annual financial results. In addition a portion of those equity awards is paid in the form of performance share units. The performance share units vest, and the number of shares payable at vesting is determined, based on Legg Mason’s relative total stockholder return over the three year period after the awards are made.

The total fiscal year 2015 compensation paid to our Chief Executive Officer reflects our financial results when compared to the compensation amounts paid by and financial results of peer companies in the asset management industry. The fiscal year 2015 total compensation (salary plus incentive award) paid to our CEO ranked just slightly above the median when compared to the total compensation paid to chief executive officers at the asset management competitors in the nine public company peer group the Committee uses for CEO compensation comparisons.

The Committee and its independent compensation consultant, Semler Brossy Consulting Group, LLC, consider the relationship and alignment between executive compensation for our named executive officers and our corporate performance in reaching executive compensation decisions. This assessment involves consideration of the alignment of Legg Mason’s proposed executive compensation with its corporate performance as compared to that of competitor asset management companies. In addition, Semler Brossy conducts pay for performance analyses, at the request of the Committee, that are used as one input for executive compensation decisions.

Determining Executive Compensation

The Committee uses a performance assessment framework as the basis for pay decisions for Legg Mason executives. The Committee uses market data and performance metrics to establish pools for incentive awards, and then applies its judgment to make compensation decisions for the named executive officers after conducting an in-depth review of performance, rather than relying solely on formulaic results to calculate annual incentive award payouts. The Committee believes this process is an effective way to assess the quality of the performance and leadership demonstrated by the CEO and the senior management team. In the asset management industry, executive pay typically is not determined on the basis of formulas and weighted metrics, because the business is highly dependent on markets. The dynamics of markets and other external factors that impact our business during the course of the year make initial weightings less relevant to what management should focus on during the year to deliver maximum stockholder value. Further, our business is based on investment performance. That performance must be viewed over a long period of time. Short term, specific quantitative measures may not correctly drive the behavior for the long term results that we want our executive team to strive for and produce.

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Elements of Compensation

Component	Role	How It’s Set/Links to Performance
BASE SALARY 5-19% of pay	• To provide a stable, reliable monthly income

• Reviewed periodically in light of performance factors, market practices and advice of the Committee’s independent consultant

• Set at levels that should comprise a low percentage of total compensation

Annual Incentive Compensation	CEO’s incentive award was paid 60% in equity and 40% in cash, whereas incentive awards for other named executive officers were paid 50% in equity and 50% in cash.
CASH 38-46% of pay

• To reward the achievement of annual financial and other performance goals and individual performance

• Links compensation to performance since award amounts are determined after fiscal year based on actual results

• Variable and primarily based on our corporate performance and the responsibilities, individual performance and contributions of the recipient for the fiscal year

• Key metrics for fiscal year 2015 include: global distribution unit gross sales, net long-term AUM flows, net revenues (total gross revenues less distribution expenses), earnings per share, Adjusted Income, global distribution unit earnings contribution, relative organic growth rate, relative net income growth, and relative one year total stockholder return

• Links compensation to performance since award amounts are determined after fiscal year based on actual results

STOCK OPTIONS AND RESTRICTED STOCK UNITS 27-38% of pay	• To increase alignment with stockholders by providing significant stock ownership • Retains executive officers through multi-year vesting

• Variable and primarily based on our corporate performance and the responsibilities, individual performance and contributions of the recipient during the fiscal year, based on key metrics identified above.

• Aligns executive interests with those of stockholders as potential value of awards increases or decreases with stock price

• Paid in stock options and restricted stock units

• Awards typically vest over four year period

PERFORMANCE SHARE UNITS 14-19% of pay	• To reward achievement of longer-term financial goals • To retain executives through three year vesting period • To align with the stockholder experience	• Payout range is 0-150% of target number of shares • Payout based on performance metric (relative total stockholder return) • Realized value attributable to three year performance achievement
Other Compensation	• To allow executive officers to participate in other employee benefit plans • To provide opportunity for deferring income taxes on a portion of annual income

• U.S.-based named executive officers may participate in all other Legg Mason compensation and benefit programs on the same terms as other employees, such as health and welfare benefit plans, Profit Sharing and 401(k) Plan and Employee Stock Purchase Plan

• U.S.-based named executive officers may elect to participate in non-qualified deferred compensation plans available to select employees based on responsibilities and compensation levels

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Assessing Competitive Practice

Semler Brossy assists the Committee by reviewing comparative market data on compensation practices and programs based on an analysis of competitors. Because our March 31 fiscal year-end date is later than that of many competitors, we are able to review up-to-date information about market practices and compensation awards for the previously completed calendar year. The Committee and Semler Brossy use a group of relevant competitors to compare our compensation programs and practices with those of our competitors and the compensation levels of our named executive officers to the compensation levels of comparable officers of companies in the group. For our CEO, the Committee and Semler Brossy use a group of nine public company peers as the primary comparisons. The companies in the group are:

Affiliated Managers Group	Franklin Templeton Investments
AllianceBernstein	Invesco
BlackRock	Janus Capital Group
Eaton Vance	T. Rowe Price Associates
Federated Investors

Management also retains McLagan Partners, a compensation specialist affiliate of Aon Hewitt that focuses on the financial services industry, to provide compensation information about other asset management competitors including competitors that are not publicly traded, or are subsidiaries of larger institutions, that generally do not make compensation information about their executive officers publicly available. The Committee uses the analysis from McLagan as an added check on the reasonableness of the proposed compensation for the CEO and to compare proposed executive compensation levels for the CFO and the other named executive officers with the compensation paid by a group of competitors. The Committee reviews a group of competitors which includes companies that are not publicly traded because insufficient data is available from public company peers for our named executive officer positions other than the CEO and CFO. The additional competitor firms in the McLagan analysis are:

Allianz Global Investors	MFS Investment Management
Deutsche Asset Management	Morgan Stanley Inv. Management
Fidelity Investments	Natixis Global Asset Management
Goldman Sachs Asset Management	Old Mutual Asset Management*
JPMorgan Asset Management	PIMCO
* All companies listed above are privately held except for Old Mutual Asset Management.

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Performance Measures and Time Horizons

We use a combination of measures and time horizons to foster and reward both short- and long-term performance. The following chart summarizes the relevant performance measures and time frames used for our variable pay elements.

VARIABLE PAY ELEMENT	PERFORMANCE MEASURES	ONE YEAR	THREE YEARS	TEN YEARS
(Beginning of Year)		(End of Year)	AFTER GRANT	AFTER GRANT

Annual Incentive Award		Net long-term AUM flows Net revenues (total gross revenues less distribution expenses) Global distribution unit gross sales		Short Term–Annual Primary goals: • Profitability and growth • Increasing assets under management
Cash		Earnings per share Adjusted Income Global distribution unit earnings contribution Relative organic growth rate Relative net income growth Relative one year total stockholder return
Performance Share Units			Relative total stockholder return, subsequent to grant Stock price, subsequent to grant	Medium Term–3 Years Primary goal: • Shareholder value creation
Restricted Stock Units			Stock price, subsequent to grant	Long Term Primary goal: • Shareholder value creation

Stock price, subsequent to grant
Stock Options

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Fiscal Year 2015 Compensation Decisions

Determination of Fiscal Year 2015 Base Salaries

For fiscal year 2015, the Committee did not change the base salaries of any of the named executive officers.

Determination of Fiscal Year 2015 Bonus Pool

The Legg Mason, Inc. Executive Incentive Compensation Plan established a fiscal year 2015 plan bonus pool for Legg Mason executive officers that equals 10% of Legg Mason’s fiscal year 2015 pre-tax earnings before deducting expense for compensation under the plan and after other adjustments. Early in the fiscal year the Committee established maximum percentages of the bonus pool under the plan that may be allocated to each executive. (At the 2014 annual meeting of stockholders, Legg Mason stockholders approved an amendment to the Executive Incentive Compensation Plan to substitute adjusted operating income, as described in our 2014 proxy statement, for pre-tax earnings as the metric for the plan. That change will be in effect beginning in fiscal year 2016.)

STOCKHOLDER ADVISORY VOTE AND ENGAGEMENT INITIATIVE SUPPORT COMPENSATION DECISIONS

As the Committee made its fiscal year 2015 compensation decisions, it considered the results of the advisory vote of Legg Mason stockholders on named executive officer compensation at the 2014 Annual Meeting of Stockholders. Mindful of the stockholders’ approving vote in 2014, and of the support generally expressed by our stockholders for our compensation practices during conversations after we initiated a stockholder outreach program during the fiscal year, the Committee changed the program for fiscal year 2015 only by revising the performance metrics used in the program to better align the metrics with Legg Mason’s strategic priorities.

Once the plan bonus pool maximums have been established, the Committee uses a compensation program to determine actual named executive officer compensation amounts. Under that program, a target program bonus pool and participants in the pool are established early in the fiscal year, along with performance metrics and any qualitative factors that the Committee will use as a basis for revising the target program pool amount and making compensation decisions at the end of the year. As is customary in the asset management industry, the Committee does not assign a weighting or scoring value to any performance metric or qualitative factor, and instead exercises its judgment in considering the metrics and factors to allow flexibility to consider market factors and other specific facts and circumstances that arise during the course of the fiscal year.

For fiscal year 2015, the Committee designated Legg Mason’s six executive officers as participants.

The Committee also established performance metrics to be used to increase or decrease the target program bonus pool amount:

•	net long-term AUM flows

•	net revenues (total gross revenues less distribution expenses)

•	global distribution unit gross sales

•	earnings per share

•	Adjusted Income(1)

•	global distribution unit earnings contribution(2)

•	relative organic growth rate

•	relative net income growth

•	relative one year total stockholder return(3)

LINKING METRICS TO STRATEGY AND OPERATING PRIORITIES

The Compensation Committee revised its performance metrics for fiscal year 2015 to align with strategic goals and drive management focus in the following areas:

•	Results targeted in the Legg Mason multi-year plan

•	Strategic initiatives

•	Legg Mason performance relative to peers

(1)	We define “Adjusted Income” as Net Income Attributable to Legg Mason, Inc., plus amortization and deferred taxes related to intangible assets and goodwill and imputed interest and tax benefits on contingent convertible debt less deferred income taxes on goodwill and indefinite-life intangible asset impairment, if any. We also adjust for certain non-core items, such as intangible asset impairments, the impact of fair value adjustments of contingent consideration liabilities, if any, the impact of tax rate adjustment on certain deferred tax liabilities related to indefinite-life intangible assets and loss of extinguishment of contingent convertible debt. Adjusted Income is a non-GAAP performance measure. Please refer to our Annual Report on Form 10-K for the fiscal year ended March 31, 2015 for a reconciliation of Adjusted Income to Net Income Attributable to Legg Mason, Inc.
(2)	Global distribution unit earnings contribution refers to the profits allocated to Legg Mason’s centralized global distribution operations, which is calculated by adding net distribution revenues received and retained by the operations to the profits received by Legg Mason from the advisory fees received by its investment management affiliates for managing assets sourced by the distribution operations and subtracting the costs of the global distribution operations other than closed-end fund launch costs.
(3)	For relative total stockholder return, the stock price changes plus dividends paid on Legg Mason common stock over the fiscal year are compared to data for a group that includes Legg Mason plus nine other asset management companies consisting of Franklin Resources, Inc., Eaton Vance Corp, T. Rowe Price Group, Inc., Janus Capital Group, Inc., AllianceBernstein Holding LP, BlackRock, Inc., Affiliated Managers Group, Inc., Invesco Ltd. and Federated Investors Inc.

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In April 2015, the Committee established the final program bonus pool for fiscal year 2015. In establishing the final program bonus pool, the Committee considered each of the following performance metrics:

Metric	Target	Actual
Net long-term AUM flows	$8.9 billion	$16.5 billion
Net revenues	$2,222 million	$2,225 million
Global distribution unit gross sales	$69.6 billion	$82.5 billion
Adjusted Income	$448 million	$379 million ($442 million, excluding net impact of June 2014 debt refinancing)
Global distribution unit earnings contribution	$220 billion	$275 billion
Earnings per share	$2.70	$2.04 ($2.58, excluding net impact of June 2014 debt refinancing)

The Committee also considered the following factors:

•	Legg Mason’s organic growth rate for the fiscal year of 1.8% exceeded the peer median of 1.5% among a group of ten publicly traded asset management companies for the trailing twelve months ended December 2014.

•	Legg Mason’s net income growth (contraction) for the fiscal year of (9)% ranked lowest among a group of ten publicly traded asset management companies.

•	Legg Mason’s total stockholder return for the fiscal year of 14% ranked above the peer median of 11.9% for the trailing twelve months ended March 2015 among a group of ten publicly traded asset management companies.

In considering net long-term asset flows, the Committee noted that Legg Mason recorded net inflows of long-term assets for the first time since 2007. The Committee also noted a record year for global distribution unit gross sales in fiscal year 2015. The Committee’s consideration of net revenues took into account that net revenues effectively were in line with plan. In considering Adjusted Income and earnings per share, the Committee noted that Legg Mason’s fiscal year 2015 net income would have increased by 5% if the costs associated with a June 2014 debt refinancing were excluded. At the time the June 2014 refinancing took place, the Committee acknowledged the benefit of that transaction to Legg Mason and its stockholders, and decided that they would not penalize management for an adverse net impact of the transaction on Adjusted Income or earnings per share. As such, the Committee considered Adjusted Income and earnings per share excluding the net impact of the refinancing with respect to both the one-time charge associated with the transaction and the interest rate impact.

The Committee considered all of this information and concluded that Legg Mason’s fiscal year 2015 overall performance was generally on plan. The Committee noted that net revenues were in line with plan and that performance exceeded plan for three other absolute metrics: global distribution unit gross sales, global distribution unit long-term asset net flows and global distribution unit earnings contribution. Adjusted Income and earnings per share were below plan by 15% and 24%, respectively, primarily due to the net impact of the June 2014 debt refinancing, a change in affiliate revenue mix, acquisition and disposition costs and a higher share count resulting from fewer shares repurchased due to the increase in Legg Mason’s stock price. Consistent with the explanation of the Committee’s process as depicted below, the Committee used its business judgment, based on these facts and conclusions, to establish a final program bonus pool that was reduced approximately 8.6% from the target program bonus pool amount. The Committee concluded that this pool amount was supported by Legg Mason’s performance and resulted in appropriate compensation of Legg Mason’s executive officers relative to compensation paid by peers. The final program bonus pool established under the executive compensation program was 37% lower than the formulaic plan bonus pool established under the Executive Incentive Compensation Plan.

Determination of Fiscal Year 2015 Total Direct Compensation

The following table shows the named executive officer base salary and incentive compensation for fiscal year 2015 that was awarded or approved by the Committee. The Committee establishes and awards incentive compensation for a fiscal year after the year is complete in order to reflect the full year’s performance in the award decisions. Thus, this table differs from the Summary Compensation Table primarily because it reflects for fiscal year 2015 the value of equity awards that were awarded in May 2015 and are part of fiscal year 2015 incentive compensation, while the Summary Compensation Table includes in fiscal year 2015 the value of equity awards made in May 2014 that are part of fiscal year 2014 incentive compensation. This table also omits payments earned in the fiscal year for compensation under long term incentive plan (LTIP) awards granted in 2012, identified in the footnotes to the table, which the Committee does not consider to be a part of fiscal year 2015 incentive compensation.

		Cash	Restricted		Performance	Total
		Incentive	Stock	Stock Option	Share Unit	Incentive	Total
Name	Base Salary	Payment	Unit Award	Award	Award(1)	Award(2)	Compensation
Joseph A. Sullivan(3)	$500,000	$4,200,000	$2,100,000	$2,100,000	$2,100,000	$10,500,000	$11,000,000
Peter H. Nachtwey(3)	350,000	1,588,000	529,000	529,000	529,000	3,175,000	3,525,000
Thomas K. Hoops	350,000	1,300,000	434,000	433,000	433,000	2,600,000	2,950,000
Terence Johnson(4)	362,925	2,261,418	753,806	753,806	753,806	4,522,836	4,885,761
Jennifer Murphy	350,000	763,000	254,000	254,000	254,000	1,525,000	1,875,000
(1)	The number of shares to be distributed to Messrs. Sullivan, Nachtwey, Hoops and Johnson and Ms. Murphy are 13,031, 3,283, 2,687, 4,679 and 1,576, respectively, at threshold, 52,122, 13,130, 10,747, 18,715 and 6,304, respectively, at target and 78,183, 19,695, 16,121, 28,073 and 9,456, respectively, if the maximum amount is earned. No assurance can be given of the number of shares, if any, that will be earned and distributed at the end of the performance period for the performance share units. See “Compensation Discussion & Analysis—Performance Share Unit Awards.”
(2)	Total incentive award is the sum of cash incentive payment, restricted stock unit award, stock option award and performance share unit award.

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(3)	Messrs. Sullivan and Nachtwey received an award under a long term incentive plan in 2012, with payout in calendar year 2015 conditioned upon satisfaction of certain performance requirements. Those performance requirements were satisfied at the end of fiscal year 2015, and Messrs. Sullivan and Nachtwey each received payments of $377,615. However, the Committee does not consider the long term incentive plan awards to constitute incentive compensation for fiscal year 2015 because the awards were issued three years ago and paid based on performance over that three year period.
(4)	Mr. Johnson’s salary of U.S. $350,000 is paid in GBP. His salary was determined based on the GBP exchange rate in effect on the day he became an executive officer. Using an average conversion rate of 1.613 for fiscal year 2015, Mr. Johnson received U.S. $362,925 in base salary. Mr. Johnson’s cash incentive award was granted in GBP and for reporting purposes was converted to U.S. dollars at the conversion rate of 1.577 on May 15, 2015, which was the date of grant. Conversion rate data is obtained from xe.com.

Determination of Fiscal Year 2015 Incentive Awards for Executives

In April 2015, the Committee allocated a portion of the final bonus pool under the executive compensation program to each of the named executive officers as incentive compensation. For fiscal year 2015, all equity awards are split equally among restricted stock units, stock options and performance share units. In approving these incentive awards (and determining the split between cash and equity for each officer) the Committee led the full Board in its review of Mr. Sullivan in his performance as CEO, giving consideration to his responsibilities, contributions and achievements during the fiscal year as well as market practices. In addition, with Mr. Sullivan present, the Committee considered the following with respect to the other named executive officers:

•	Their individual responsibilities and achievements during the fiscal year,

•	Market practices,

•	Mr. Sullivan’s views as to the individual performance and contributions by the named executive officer during the fiscal year, and

•	Mr. Sullivan’s views of the initiative, business judgment and management skills of the named executive officer.

The Committee approved incentive awards are summarized in the table below:

			% Paid in	% Paid in	% Paid in
	Total Incentive	% Paid in	Restricted	Stock	Performance
Name	Award	Cash	Stock Units	Options	Share Units
Joseph A. Sullivan	$10,500,000	40%	20%	20%	20%
Peter H. Nachtwey	3,175,000	50%	17%	17%	17%
Thomas K. Hoops	2,600,000	50%	17%	17%	17%
Terence Johnson	4,522,836	50%	17%	17%	17%
Jennifer Murphy	1,525,000	50%	17%	17%	17%

Performance Share Unit Awards

The Committee believes that it is important to structure a portion of executive compensation based on performance over periods that are longer than one year. In accordance with this view, in May 2015, the Committee awarded performance share units to each named executive officer as part of the fiscal year 2015 incentive award. The performance share units vest, and the number of shares payable at vesting is determined, based on Legg Mason’s relative total stockholder return over the three year period after the awards are made. Thus, the target amount of the performance share unit awards was determined based on annual performance over fiscal year 2015, but the ultimate vesting and payout amounts of the units will be determined based on relative total stockholder returns over a subsequent three year period. The terms of the performance share unit awards are summarized below.

The performance share unit award for each named executive officer was converted into a target number of shares by dividing the dollar value of the award by the per share value of each performance share unit, determined based on the award cost reported for accounting purposes, on May 15, 2015. Performance share units awarded for fiscal year 2015 will be earned and vested at the end of a three year period based on Legg Mason’s relative total stockholder return ranked against a group of 16 firms.

The peer group for the performance share unit program is different from the peer group reviewed by the Committee to compare Legg Mason’s compensation programs and practices with those of our competitors and the compensation levels of our named executive officers to the compensation levels of comparable officers of companies in the group. The Committee established a peer group for this program comprised only of publicly traded asset management companies in order to have relevant performance comparisons, and included a large enough number of firms to avoid having exaggerated payout outcomes that might result from movement within the ranking of too small of a group. The performance share unit program peer group includes Affiliated Managers Group, Inc., Alliance Bernstein Holding LP, Ameriprise Financial Inc., Bank of New York Mellon Corp, BlackRock Inc., Calamos Asset Management Inc., Eaton Vance Corp, Federated Investors Inc., Franklin Resources, Inc., GAMCO Investors Inc., Invesco Ltd., Janus Capital Group, Inc., Northern Trust Corp, State Street Corp, T. Rowe Price Group, Inc. and Waddell & Reed Financial Inc.

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The schedule of the potential payouts, ranging from 0 – 150%, appears below. The target payout of 100% is earned above median, at approximately the 55th percentile (a ranking of 8th out of 17 companies). No payout is earned below a 25th percentile ranking, and the maximum payout requires positive absolute return and a first-place ranking among the group. The payout is limited to 100% if total stockholder return for the period is negative, even if Legg Mason’s rank in the group is between first and seventh.

Rank Against Peers	Percent Earned
1	150%
2	143
3	136
4	129
5	121
6	114
7	107
8	100
9	85
10	70
11	55
12	40
13	25
14	0
15	0
16	0
17	0

Determination of Individual Named Executive Officers’ Total Direct Compensation for Fiscal Year 2015

JOSEPH A. SULLIVAN, Chief Executive Officer

Mr. Sullivan’s total direct compensation for fiscal year 2015 included (i) a $10,500,000 incentive award ($2,100,000 of which was paid in the form of performance share units, described above, that vest based on three year relative total stock return) and (ii) a $500,000 salary. In addition, Mr. Sullivan earned a payout of $377,615, in connection with the satisfaction of performance conditions over a three year period, for a 2012 long term incentive plan award described below. Mr. Sullivan’s fiscal year 2015 incentive award constitutes 28% of the total pool under the Executive Incentive Compensation Plan, which is below the 35% maximum allocated early in the fiscal year. Sixty percent of Mr. Sullivan’s incentive compensation is in the form of equity, compared to 50% for our named executive officers, emphasizing the Chief Executive Officer’s greater accountability for longer term results. Mr. Sullivan’s fiscal year 2015 compensation (salary plus incentive award) represents an increase over his fiscal year 2014 compensation. The Committee determined that this increase was appropriate in light of Legg Mason’s corporate performance as discussed above, including its long-term asset inflows and total stockholder return for the fiscal year, Mr. Sullivan’s performance during the fiscal year and a comparison of Mr. Sullivan’s compensation to that of Chief Executive Officers of other competitor firms.

In addition to the actions highlighted below, Mr. Sullivan’s accomplishments during the year included:

•	completing two acquisitions that filled long-standing product gaps and leading the integration process for those new affiliates,

•	overseeing numerous growth and other corporate initiatives during the year, including those discussed below,

•	maintaining a focus on cost controls and efficiency, including the corporate efficiency initiative, and

•	divesting a non-core business.

BUILDING MOMENTUM

In October 2014, Legg Mason’s Board appointed Joseph A. Sullivan as Chairman in recognition of his leadership and performance. In fiscal year 2015, Legg Mason:

•	Completed the acquisitions of QS Investors, a leading customized solutions and global quantitative equities provider, and Martin Currie, an active international equity specialist based in the United Kingdom

•	Expanded investment capabilities through acquisitions, new product development and key hires

•	Achieved turnaround in long-term asset flows

•	Continued to deliver on other strategic initiatives announced in recent fiscal years, such as investment in the global distribution platform

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PETER H. NACHTWEY, Chief Financial Officer

Mr. Nachtwey’s total direct compensation for fiscal year 2015 included (i) a $3,175,000 incentive award ($529,000 of which was paid in the form of performance share units, described above, that vest based on three year relative total stock return) and (ii) a $350,000 salary. In addition, Mr. Nachtwey earned a payout of $377,615, in connection with the satisfaction of performance conditions over a three year period, for a 2012 long term incentive plan award described below. Mr. Nachtwey’s incentive award constitutes 8% of the total pool under the Executive Incentive Compensation Plan, below the 17.5% maximum percentage allocated early in the fiscal year. Mr. Nachtwey’s fiscal year 2015 compensation (salary plus incentive award) represents an increase over his fiscal year 2014 compensation. The Committee determined that this increase was appropriate in light of Legg Mason’s corporate performance, including its long-term asset inflows and total stockholder return for the fiscal year, Mr. Nachtwey’s personal performance during the fiscal year and a comparison of Mr. Nachtwey’s compensation to that of comparable executives at publicly traded competitor companies. Mr. Nachtwey’s personal performance in the fiscal year included the following achievements: enhanced disclosures and launched investor relations initiatives; oversaw the integration into Legg Mason financial and managerial platforms of two acquired affiliates; developed and executed a laddered debt capital restructuring; and oversaw Legg Mason’s seed capital investment process.

THOMAS K. HOOPS, Head of Business Development

Mr. Hoops’ total direct compensation for fiscal year 2015 included (i) a $2,600,000 incentive award ($433,000 of which was paid in the form of performance share units, as described above, that vest based on three year relative total stock return) and (ii) a $350,000 salary. Mr. Hoops’ incentive award constitutes 7% of the total pool under the Executive Incentive Compensation Plan, below the 15% maximum percentage allocated early in the fiscal year. Mr. Hoops’ fiscal year 2015 compensation (salary plus incentive award) represents a significant increase over his fiscal year 2014 compensation. The increase primarily reflects the fact that Mr. Hoops received compensation in fiscal year 2014 for only a few months, after joining the company in January 2014. Mr. Hoops’ personal performance in fiscal year 2015 included the following achievements: negotiated and completed the acquisition of Martin Currie, providing Legg Mason with an international/global equities platform; refined product development strategy and enhanced product development process; and recruited key product executives.

TERENCE JOHNSON, Head of Global Distribution

Mr. Johnson’s total direct compensation for fiscal year 2015 included (i) a $4,522,836 incentive award ($753,806 of which was paid in the form of performance share units, as described above, that vest based on three year relative total stock return) and (ii) a $350,000 salary. Mr. Johnson’s incentive award constitutes 12% of the total pool under the Executive Incentive Compensation Plan, below the 17.5% maximum percentage allocated early in the fiscal year. Mr. Johnson’s salary is paid in GBP. Using an average conversion rate of 1.613 for fiscal year 2015, Mr. Johnson received U.S. $362,925 in base salary. Mr. Johnson’s cash incentive award was granted in GBP and converted to U.S. dollars for reporting purposes at the conversion rate of 1.577 on May 15, 2015, which was the date of grant. The decline in GBP to USD conversion rates resulted in effectively reporting a lower incentive award increase than Mr. Johnson received in GBP. Conversion rate data is obtained from xe.com.

Mr. Johnson’s base salary was set at $350,000 and converted to GBP on the date he became an executive officer in 2013. The converted amount of £225,000 is paid to Mr. Johnson in GBP. The amounts we report in our proxy statements in USD may fluctuate from time to time as a result of fluctuations in currency conversion rates, but the amount paid to Mr. Johnson in GBP does not change unless a new salary amount is approved by the Committee for Mr. Johnson.

The Committee determined Mr. Johnson’s fiscal year 2015 compensation was appropriate in light of Legg Mason’s corporate performance, including its long-term asset inflows and total stockholder return for the fiscal year, Mr. Johnson’s personal performance during the fiscal year and a comparison of Mr. Johnson’s compensation to that of comparable executives at competitor companies. Mr. Johnson’s personal performance in the fiscal year included the following achievements: global distribution outperformed all major budgeted metrics related to sales growth, diversity and profitability (including record gross and net sales); successfully expanded and implemented plans to improve the global sales force; enhanced relationships with investment affiliates; participated in the integration of two acquisitions; and oversaw marketing and communications initiatives.

JENNIFER MURPHY, Chief Administrative Officer

Ms. Murphy’s total direct compensation for fiscal year 2015 included (i) a $1,525,000 incentive award ($254,000 of which was paid in the form of performance share units, as described above, that vest based on three year relative total stock return) and (ii) a $350,000 salary. Ms. Murphy’s incentive award constitutes 4% of the total pool under the Executive Incentive Compensation Plan, below the 7.5% maximum percentage allocated early in the fiscal year. The Committee determined Ms. Murphy’s fiscal year 2015 compensation was appropriate in light of Legg Mason’s corporate performance, including its long-term asset inflows and total stockholder return for the fiscal year, Ms. Murphy’s personal performance during the fiscal year and a comparison of Ms. Murphy’s compensation to that of comparable executives at competitor companies. Ms. Murphy’s personal performance in the fiscal year included the following achievements: led strategic planning process to conclusion and initiated implementation phase; enhanced cybersecurity initiatives; and oversaw improvements in administration functions including talent management and technology strategy.

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Compensation Governance, Process and Incentive Decisions

Role of Compensation Committee and Non-Employee Directors

The Committee is responsible for overseeing and implementing our named executive officer compensation programs. The Committee’s role includes:

•	Determining the corporate goals and objectives relevant to the compensation of our CEO, including incentive compensation, and evaluating the CEO’s performance relative to those goals,

•	Determining the compensation of our CEO, including incentive compensation,

•	Establishing and approving compensation plans for named executive officers based on the recommendations of the CEO and the Committee’s compensation consultant,

•	Annually reviewing and, where appropriate, adjusting the base salaries of our named executive officers,

•	Approving the incentive compensation of named executive officers and awards under our incentive plans and programs, and

•	Overseeing the risks arising from our executive officer compensation policies and practices.

Our independent directors must approve the Committee’s determinations in order to set CEO compensation.

In implementing its role in the compensation program, the Committee uses information from a number of sources. The information utilized by the Committee includes advice from its compensation consultant, data regarding the compensation practices of asset management competitors that is discussed in more detail above and tally sheets showing prior compensation awards to, and outstanding equity holdings of, named executive officers.

Role of Management

Our management, under the leadership of our CEO, plays an important role in establishing and maintaining our named executive officer compensation programs. Management’s role includes recommending plans and programs to the Committee, implementing the Committee’s decisions regarding the plans and programs and assisting and administering plans in support of the Committee. Our CEO also provides information on the individual performance of the other named executive officers and makes annual recommendations to the Committee on compensation levels for all other named executive officers. Our CEO also has delegated authority from the Committee to issue certain equity awards under the Legg Mason, Inc. 1996 Equity Incentive Plan, as amended, subject to terms and limitations established by the Committee, as permitted under that plan.

Role of Committee’s Compensation Consultant

The Committee’s charter gives it the authority to retain and approve fees and other terms of engagement for compensation consultants and other advisors to assist it in performing its duties. For fiscal year 2015, the Committee retained Semler Brossy as its independent compensation consultant. Semler Brossy reports directly to the Committee, and the Committee annually reviews the performance of Semler Brossy.

The Committee considered the independence of Semler Brossy in light of SEC rules and NYSE Listing Standards, and determined that Semler Brossy is independent under those rules and standards. The Committee also assessed any potential conflicts of interest arising out of the consultant’s work on behalf of the Committee. The Committee discussed all relevant factors, including those cited in SEC rules, and concluded that the work of the consultant did not raise any conflict of interest.

The Committee has instructed Semler Brossy to provide advice and guidance on compensation proposals, including proposed compensation amounts, the design of incentive plans, the setting of performance goals and the design of other forms of compensation and benefits programs, as well as relevant information about market practices and trends. Typically, Semler Brossy attends Committee meetings, reviews existing compensation programs to ensure consistency with our compensation philosophy and current market practices and reviews the comparative information derived from the peer group and published survey data that the Committee uses when setting compensation.

Making Decisions on Incentive Awards

Long-Term Incentive Plan Awards

During fiscal years 2011 and 2012, the Committee made awards under an established long-term incentive plan to tie an element of compensation to performance over a three year period. These awards were not considered to be part of compensation for the fiscal years in which they were awarded or paid since they will result in payments only in three years based on performance over that period. The 2011 award did not result in a payout at the end of the three year performance period in 2014 because the performance requirements were not achieved. The performance goal for the 2012 award was based on cumulative three year Adjusted Earnings per Share, as defined in the LTIP award agreement, subject to modification according to the quartile in which Legg Mason’s three year total stockholder return falls in comparison to a defined peer group of 16 asset management firms. In April 2015, the Committee certified the satisfaction of the performance requirements for the 2012 award, and elected to pay out the award in cash. Messrs. Sullivan and Nachtwey are the only named executive officers who held those awards. The Committee discontinued making awards under this plan in fiscal year 2013 and, in May 2013, revamped its executive compensation program for fiscal years after fiscal year 2014 by replacing the long-term incentive plan with comprehensive annual incentive awards that include performance-vesting equity awards.

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Annual Incentive Awards

In most fiscal years, including fiscal year 2015, the Committee grants most incentive compensation awards under our stockholder-approved Executive Incentive Compensation Plan. In fiscal year 2015, incentive awards were made using the program described below.

The Compensation Committee’s Process

Q1 | ended June 30, 2014

Committee selects Executive Incentive Compensation Plan participants and allocates each a maximum percentage of the total plan bonus pool.

In establishing the percentage for each participant, the Committee considers:

•	The executive’s previous incentive awards,

•	The executive’s level of responsibility and

•	The incentive award the executive is likely to receive for that fiscal year given certain performance expectations.

Committee determines the program participants and establishes a target program bonus pool for the program participants

In establishing the target program bonus pool amount, the Committee considers:
The Program
• Industry survey data regarding market compensation levels for individuals holding similar positions at other asset management companies,

The Committee establishes a program under the plan to determine actual executive compensation awards through the use of the Committee’s discretion to reduce the maximum allocations of the target plan bonus pool established at the beginning of the fiscal year.

• The actual bonus pool for the prior year,

• Legg Mason’s recent performance and

• Recommendations from the CEO and advice from its compensation consultant.

Q1 | ended June 30, 2015	The Metrics

Committee considers company performance under each performance metric, and uses its business judgment to increase or decrease the target program bonus pool and establish a final bonus pool under the program	For fiscal year 2015, the Committee established the following metrics:

	•	Global distribution unit gross sales,

	•	Net long-term AUM flows,
The final program bonus pool is therefore not established on a formulaic basis. The program bonus pool is allocated to individual program participants as discussed above.	•	Net revenues (total gross revenues less distribution expenses),
	•	Earnings per share,

	•	Adjusted income,

	•	Global distribution unit earnings contribution,

	•	Relative organic growth rate,

	•	Relative net income growth, and

	•	Relative one year total stockholder return.

Committee approves actual incentive awards to each participating executive	Incentive Awards Outside the Plan

From time to time, the Committee will award incentive compensation that is outside the terms of the Executive Incentive Compensation Plan. These awards are typically made from the bonus pool under a program. Examples of situations where these awards might be made include when an executive joins the company during the fiscal year, and thus was not assigned a maximum allocation under the plan for the fiscal year, or when the Committee determines that it would not be appropriate to limit the award a person receives to that provided by the plan. For fiscal year 2015, no award was made outside the plan.

The Committee is under no obligation to award the entire pool under the program. In previous years, the Committee has awarded less than the entire pool under the program as incentive awards.

Awards are paid in the form of cash bonuses and equity awards (restricted stock units, stock options and performance share units).

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Other Compensation Policies and Practices

Tax Deductibility of Annual Compensation

Section 162(m) of the Internal Revenue Code limits tax deductions for certain annual compensation in excess of $1,000,000 paid to certain individuals named in the summary compensation tables of public company proxy statements. For years in which awards are made under the plan, our Executive Incentive Compensation Plan is designed to qualify for a performance-based exception to this rule and to permit the full deductibility of compensation awarded under the plan, including equity awards.

The Committee intends to continue to pursue compensation programs that are designed to be fully deductible. However, when circumstances warrant, the Committee retains the discretion to grant incentive awards to named executive officers that are not fully deductible under Section 162(m) as the Committee must balance the effectiveness of executive compensation plans with the materiality of reduced tax deductions. In making this decision, the Committee is aware of the effect of accumulated tax losses and the amortization of goodwill for tax purposes on Legg Mason’s U.S. federal tax payment obligations.

Equity Grant Practices

We do not have any program, plan or practice to time equity awards to our employees in coordination with the release of material non-public information. We do not grant equity awards based on our stock price. If we are in possession of material non-public information, either favorable or unfavorable, when equity awards are made, the Committee will not take the information into consideration in determining award amounts. The Committee authorizes annual equity awards to named executive officers at its regularly-scheduled meeting in April. Our practice is to determine the exercise price or fair market value for annual named executive officer equity awards on the day that incentive awards are paid in May.

Compensation Clawback Policy

If the Committee determines that it is appropriate, Legg Mason may recover from a named executive officer the amount of previously paid incentive compensation (including both cash bonuses and equity awards) that the Board of Directors determines to be appropriate in two circumstances:

•	If a participant’s acts or omissions are a significant contributing factor to a requirement that Legg Mason restate its reported financial results due to a material error, or

•	If the participant’s employment is terminated for “cause” such as instances of gross negligence, willful misconduct or willful malfeasance that materially adversely impact the company’s reputation or business; willful violations of law that materially adversely affect the company’s reputation or business or the ability of the officer to be associated with an investment adviser; or theft, embezzlement or fraud.

This clawback provision is intended to mitigate risk and provide enhanced safeguards against certain types of employee misconduct, and allows for recovery of significant compensation paid to an employee who engages in such misconduct.

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for directors and executive officers as shown in the table below. Directors and executive officers are permitted a five year grace period to transition into compliance with the guidelines. Our equity award retention policy requires that executives retain 50% of the net after-tax shares received from all equity awards until they have reached the ownership level in the ownership guidelines. From time to time, our executive officers may implement a 10b5-1 plan for individual financial planning purposes.

Executive officers are expected to own shares of common stock, including restricted stock, restricted stock units and shares of phantom stock as follows:

Title	Guideline Shares
Directors	Required to own shares with value at least equal to 5x annual cash retainer
Chief Executive Officer	Required to own shares with value at least equal to 8x base salary
Senior Executive Vice Presidents	Required to own shares with value at least equal to 5x base salary
Other Executive Officers	Required to own shares with value at least equal to 2x base salary

Hedging and Pledging Policies

Our Board of Directors has adopted a policy regarding acquisitions and dispositions of Legg Mason securities that, among other things and subject to certain exceptions, prohibits directors or executive officers from trading in listed and over the counter options and derivatives that relate specifically to securities issued by Legg Mason. In 2015, our Board strengthened our existing policies relating to hedging and pledging involving Legg Mason securities, and prohibited executive officers and directors, and their related accounts, from pledging Legg Mason securities or engaging in any transactions that effectively hedge the value of Legg Mason securities.

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Summary Compensation Table

The following table summarizes the total compensation during the fiscal year ended March 31, 2015 of our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers during the fiscal year. Jennifer Murphy became a named executive officer for the first time in fiscal year 2015 and, therefore, only one year of compensation is reported for her. Ms. Murphy resigned as Executive Vice President and Chief Administrative Officer effective April 1, 2015, to take a new position with one of Legg Mason’s investment affiliates. The information in this table differs from the information in the table above under “Compensation Discussion and Analysis—Determination of Fiscal Year 2015 Total Direct Compensation” primarily in that this table, as required by SEC rules, includes in fiscal year 2015 the value of equity awards made in May 2014 (during fiscal year 2015) that are actually part of fiscal year 2014 incentive compensation, rather than the value of equity awards made in May 2015 (during fiscal year 2016) that are actually part of fiscal year 2015 incentive compensation. This table also includes the value of LTIP awards issued in 2012 and earned as of March 31, 2015 after the satisfaction of performance conditions over a three year period.

Name and Principal Position	Fiscal Year	Salary ($)		Cash Bonus ($)(1)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(6)	Total ($)
Joseph A. Sullivan	2015	$500,000	(7)	$4,200,000	$3,600,000	$1,800,000	$377,615	(8)	$93,828	$10,571,443
Chief Executive	2014	500,000		3,600,000	1,260,000	6,065,000			123,620	11,548,620
Officer	2013	425,000		2,700,000	3,770,000	330,000			67,983	7,292,983
Peter H. Nachtwey	2015	350,000		1,588,000	963,333	481,667	377,615	(8)	48,581	3,809,196
Chief Financial	2014	350,000		1,445,000	672,000	288,000			66,976	2,821,976
Officer	2013	350,000		1,440,000	2,050,000	230,000			37,528	4,107,528
Thomas K. Hoops(9)	2015	350,000		1,300,000	133,333	66,667			60,654	1,910,654
Executive Vice	2014	83,523		1,000,000	3,500,000				3,400	4,586,923
President
Terence Johnson(10)(11)	2015	362,925		2,261,418	1,357,318	678,658			92,511	4,752,830
Executive Vice	2014	358,000		2,036,000	818,227	381,114			87,688	3,681,029
President
Jennifer Murphy(10)	2015	350,000	(7)	763,000	443,333	221,667	38,488	(12)	27,708	1,844,196
Executive Vice
President
(1)	Represents awards under the Executive Incentive Compensation Plan in fiscal years 2014 and 2015 and awards in fiscal year 2013 issued under an executive compensation program outside of that plan. See “Compensation Discussion and Analysis—Determination of Fiscal Year 2015 Total Direct Compensation” for discussion regarding the fiscal year 2015 incentive awards.
(2)	Does not include $6,300,000, $1,587,000, $1,300,000, $2,261,418 and $762,000 awarded as incentive compensation for fiscal year 2015 and paid in the form of equity awards (restricted stock units, performance share units and stock options) to Messrs. Sullivan, Nachtwey, Hoops and Johnson, and Ms. Murphy, respectively, on May 15, 2015.
(3)	Represents the aggregate fair value of restricted stock or restricted stock unit awards and performance share unit awards made during each fiscal year, as calculated in accordance with accounting guidance applicable for the type of award. For restricted stock or restricted stock unit awards, Legg Mason’s stock price is calculated as the average of the high and low trading prices of our common stock on the NYSE on the grant date. Performance share unit awards are valued for purposes of this table using a Monte-Carlo simulation pricing model. The amount reported for performance share units in the table represents the grant date fair value as calculated in accordance with accounting guidance. The potential value of the performance share unit awards to be distributed to Messrs. Sullivan, Nachtwey, Hoops and Johnson and Ms. Murphy is $2,700,000, $722,499, $99,999, $1,017,987 and $332,499, respectively, if the maximum amount is earned. No assurance can be given of the number of shares, if any, that will be earned and distributed at the end of the performance period for the performance share units. See “Compensation Discussion and Analysis—Performance Share Unit Awards.”
See the “Stock-Based Compensation” footnote to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year in which the award was made for a discussion of the assumptions used in estimating the value of each award. Amounts reported may not represent the amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on Legg Mason’s actual operating performance, stock price fluctuations and the named executive officer’s continued employment.
(4)	Prior to fiscal year 2014, U.S. executives received restricted stock instead of restricted stock units. Beginning in fiscal year 2014, all named executive officers were awarded restricted stock units instead of shares of restricted stock. In general, restricted stock units are the same as restricted stock and may be referred to throughout this Proxy Statement as restricted stock when discussing awards made beginning in fiscal year 2014 and awards made in prior years to non-U.S. executives.
(5)	Represents the aggregate grant date fair value, as calculated in accordance with accounting guidance, of stock options and performance stock options granted during each fiscal year. Stock option awards are valued for purposes of this table using the Black-Scholes option pricing model. Performance stock option awards are valued for purposes of this table using a Monte-Carlo simulation option pricing model. See the “Stock-Based Compensation” footnote to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year in which the award was made for a discussion of the assumptions used in estimating the value of each award. Amounts reported may not represent the amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on Legg Mason’s actual operating performance, stock price fluctuations and the named executive officer’s continued employment.
(6)	Includes for all named executive officers, Basic Life and Accidental Death and Dismemberment insurance premiums paid by Legg Mason. Includes for all named executive officers, dividends paid on unvested restricted stock, with $66,823, $31,656, $49,516 and $30,259 paid for Messrs. Sullivan, Nachtwey, Hoops and Johnson, respectively. Includes for all named executive officers, contributions made by Legg Mason pursuant to our Profit Sharing and 401(k) Plan and Trust, with $16,536, $16,475, $10,688 and $17,055 contributed for Messrs. Sullivan, Nachtwey and Hoops and Ms. Murphy, respectively. Includes discount amounts credited under our Deferred Compensation/Phantom Stock Plan for Mr. Sullivan and Ms. Murphy, and matching contributions under the Employee Stock Purchase Plan for Mr. Sullivan.
Includes for Mr. Johnson, contributions made by Legg Mason in the amount of $33,244 to a pension scheme registered in the UK and premiums paid by Legg Mason in the amount of $28,451 for a health insurance program that constitutes a perquisite. Amounts are paid in GBP and converted into U.S. dollars using the average conversion rate of 1.613 for fiscal year 2015.
(7)	Includes $164,167 in cash compensation that Mr. Sullivan elected to defer receipt under our Deferred Compensation/Phantom Stock Plan and our Deferred Compensation Fund Plan. Includes $60,000 in cash compensation that Ms. Murphy elected to defer receipt under our Deferred Compensation/Phantom Stock Plan. See the Non-Qualified Deferred Compensation table below.
(8)	Represents amount earned under a 2012 LTIP award as of March 31, 2015, upon satisfaction of performance requirements over a three year period. Payout amounts were distributed in cash.
(9)	Mr. Hoops became an executive officer when he joined Legg Mason on January 6, 2014. His fiscal year 2014 compensation was pursuant to a letter agreement with Legg Mason and primarily consisted of a sign-on bonus consisting of cash and restricted stock.

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(10)	Mr. Johnson and Ms. Murphy became executive officers in April 2013. Ms. Murphy first became a named executive officer in fiscal year 2015.
(11)	Mr. Johnson’s salary of U.S. $350,000 is paid in GBP. His salary was determined based on the GBP exchange rate in effect on the day he became an executive officer. Using an average conversion rate of 1.613 for fiscal year 2015, Mr. Johnson received U.S. $362,925 in base salary. Includes $18,150 in cash compensation with respect to which Mr. Johnson elected to defer receipt under a pension scheme registered in the UK. Mr. Johnson’s cash incentive award was granted in GBP and converted to U.S. dollars for reporting purposes at the conversion rate of 1.577 on May 15, 2015, which was the date of grant. Conversion rate data is obtained from xe.com.
(12)	Represents $35,737 in vested awards and $2,751 in market gains on unvested awards under an incentive bonus plan maintained by a Legg Mason investment affiliate which employed Ms. Murphy at the time of grant. Under that plan, certain employees of the investment affiliate received incentive awards that vest over a five year period based on continued service with the investment affiliate, Legg Mason or another related entity. Awards are deemed invested in mutual funds sub-advised by the investment affiliate and upon vesting, are paid out in mutual fund shares.

Grants of Plan-Based Awards

The following table provides information concerning each plan-based award granted during the fiscal year ended March 31, 2015 to our named executive officers.

			Estimated		Estimated
			Future	Estimated	Future
			Payouts	Future	Payouts
			Under	Payouts	Under	All Other	All Other
			Equity	Under	Equity	Stock	Option	Exercise		Grant
			Incentive	Equity	Incentive	Awards:	Awards:	or Base		Date Fair
			Plan	Incentive	Plan	Number of	Number of	Price of	Grant	Value of
		Committee	Awards	Plan	Awards	Shares of	Securities	Option	Date	Stock and
	Grant	Action	Threshold	Awards	Maximum	Stock or	Underlying	Awards	Close	Option
Name	Date(1)	Date	(#)(2)	Target (#)(2)	(#)(2)	Units (#)(3)	Options (#)(4)	($/Sh)(5)	Price	Awards(6)
Joseph A. Sullivan	5/16/2014	4/28/2014					149,626	47.64	48.10	1,800,000	(7)
	5/16/2014	4/28/2014				37,783		—	48.10	1,800,000	(8)
	5/16/2014	4/28/2014	10,202	40,807	61,211			—	48.10	1,800,000	(9)
Peter H. Nachtwey	5/16/2014	4/28/2014					40,039	47.64	48.10	481,667	(7)
	5/16/2014	4/28/2014				10,111		—	48.10	481,667	(8)
	5/16/2014	4/28/2014	2,730	10,920	16,380			—	48.10	481,666	(9)
Thomas K. Hoops	5/16/2014	4/28/2014					5,542	47.64	48.10	66,667	(7)
	5/16/2014	4/28/2014				1,399		—	48.10	66,667	(8)
	5/16/2014	4/28/2014	378	1,511	2,267			—	48.10	66,666	(9)
Terence Johnson	5/16/2014	4/28/2014					56,414	47.64	48.10	678,658	(7)
	5/16/2014	4/28/2014				14,246		—	48.10	678,660	(8)
	5/16/2014	4/28/2014	3,847	15,386	23,079			—	48.10	678,658	(9)
Jennifer Murphy	5/16/2014	4/28/2014					18,426	47.64	48.10	221,667	(7)
	5/16/2014	4/28/2014				4,653		—	48.10	221,667	(8)
	5/16/2014	4/28/2014	1,256	5,025	7,538			—	48.10	221,666	(9)

(1)	Awards granted on May 16, 2014 reflect performance for fiscal year 2014. For a discussion of awards for performance in fiscal year 2015, see “Compensation Discussion and Analysis” above.
(2)	Performance share units were awarded on May 16, 2014 pursuant to our 1996 Equity Incentive Plan. Performance share units may be earned and vested at the end of a three year performance period based on Legg Mason’s relative total stockholder return ranked against a peer group of 16 firms. The potential payout ranges from 0 - 150%. The three year period began on April 1, 2014 and will end on March 31, 2017. See “Compensation Discussion and Analysis – Performance Share Unit Awards.”
(3)	Restricted stock units were awarded on May 16, 2014 pursuant to our 1996 Equity Incentive Plan. The restricted stock units vest in 25% increments over four years on April 30, 2015, April 30, 2016, April 30, 2017 and April 30, 2018. Dividends are paid on shares of restricted stock units at the same time, and in the same amounts, as dividends are paid on other outstanding shares of our common stock. Executive officers were permitted to elect to defer receipt of shares after vesting. Messrs. Sullivan and Nachtwey and Ms. Murphy have made deferral elections. Any deferral had to have been made in five year increments from the applicable vesting date (and only one designated deferral date could be elected for any award of restricted stock units). A designated deferral date will cease to be effective and any deferred restricted stock units will be distributed as permitted under applicable tax law upon (i) a separation from service, including a separation from service due to death or disability, or (ii) a change of control as defined in the award agreement for the restricted stock units. See “Potential Payments on Termination or a Change of Control,” below.
(4)	Stock options were awarded on May 16, 2014 pursuant to our 1996 Equity Incentive Plan. The options vest and become exercisable in 25% increments over four years on May 31, 2015, May 31, 2016, May 31, 2017 and May 31, 2018, and expire on May 16, 2022.
(5)	The exercise price equals the average of the high and low trading prices of our common stock on the NYSE on the grant date.
(6)	The grant date fair value is the total amount that we will recognize as an expense over the award’s vesting period under applicable accounting requirements.
(7)	The stock option grant date fair value was calculated using the Black-Scholes option pricing model value on the grant date.

The following assumptions were made for purposes of the May 16, 2014 calculation:

Expected Term	4.94 years
Dividend Yield	1.04%
Stock Price Volatility	29.53%
Risk Free Interest Rate	1.51%

The actual value realized, if any, on stock option exercises will be dependent on overall market conditions, our future performance and the future prices of our common stock.

There can be no assurances that the actual value realized will approximate the amount calculated under the valuation model.

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(8)	The restricted stock units grant date fair value was calculated by multiplying the number of restricted stock units granted by the average of the high and low trading prices of our common stock on the NYSE on the grant date.
(9)	The performance share units grant date fair value was calculated using a Monte-Carlo simulation option pricing model value on the grant date.

The following assumptions were made for purposes of the May 16, 2014 calculation:

Dividend Yield	1.33%
Stock Price Volatility	30.81%
Risk Free Interest Rate	0.75%

The actual value realized, if any, will be dependent on overall market conditions, our future performance and the future prices of our common stock. There can be no assurances that the actual value realized will approximate the amount calculated under the valuation model.

Employment-Related Agreements

Thomas K. Hoops

Legg Mason entered into a letter agreement with Mr. Hoops dated December 16, 2013, in connection with his hiring by Legg Mason, which provided for a one-time sign-on award comprised of:

•	a cash award in the amount of $1,000,000

•	a Legg Mason restricted stock award grant pursuant to our 1996 Equity Incentive Plan, valued at $3,500,000 and subject to vesting as follows:

– April 30, 2015 - 50%

– April 30, 2016 - 25%

– April 30, 2017 - 25%

The letter agreement provided that the sign-on award would be reduced by the gross amount of any cash bonus or the vesting of a restricted stock award received from Mr. Hoops’ former employer, prior to Mr. Hoops’ start date at Legg Mason. The agreement also provided that, if within thirty-six (36) months of Mr. Hoops’ date of hire, his employment is terminated by Legg Mason, or by its successors or affiliates, for cause, as defined in the letter agreement, Mr. Hoops will be responsible for repaying a pro-rated amount of the cash award, plus all collection costs (including attorneys’ fees) incurred by Legg Mason. The pro-rated amount will be based on the number of months worked.

The letter agreement also provided that, for the performance year ending March 31, 2014, Mr. Hoops was eligible for, but not entitled to, an annual incentive award based on the portion of the fiscal year he was employed by Legg Mason. Any such award would be made pursuant to the incentive and restricted stock or other deferred compensation program(s) in effect at the time of payment. All compensation awards are subject to the approval of the Committee. The compensation package including deferred and future payments is dependent upon Mr. Hoops’ continued employment at the time of payment unless otherwise required by law.

In addition, the letter agreement provided that, for future performance cycles, Mr. Hoops will have an annual incentive target of $2,400,000. The amount of any actual incentive award is discretionary and contingent upon Legg Mason and Mr. Hoops’ performance, the approval of the Committee and, Mr. Hoops’ continued employment at the time of payment, as permitted by law.

Terence Johnson

Legg Mason & Co (UK) Limited entered into a Director’s Service Agreement dated April 1, 2013 with Mr. Johnson, providing for the terms of his employment as Head of Global Distribution. Mr. Johnson is entitled to an annual salary of £225,000 under the agreement, subject to increase in the discretion of the Compensation Committee. Mr. Johnson also may receive (but is not entitled to) a bonus in the discretion of the Committee. Mr. Johnson is entitled to insurance coverage to indemnify him for his duties, and also is eligible to participate in the pension arrangements established by Legg Mason & Co (UK) Limited. Mr. Johnson will receive life and health insurance coverage, at the discretion of his employer. His employment may be terminated any time for any reason after notice required by UK law. In addition, his employment may be terminated immediately for cause as described in the agreement. Mr. Johnson is subject to certain confidentiality covenants as well as restrictions on activities and investments related to other businesses. He is subject to post-termination restrictions on employment and solicitation of employees, clients and certain business partners as well.

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Outstanding Equity Awards at March 31, 2015

The following table provides information as of March 31, 2015 about the outstanding equity awards held by our named executive officers.

			Option Awards(1)(2)				Stock Awards
			Number of	Number of			Number of	Market Value	Equity incentive plan awards: number	Equity incentive plan awards: market
			Securities	Securities			Shares or	of Shares or	of unearned	or payout value of
			Underlying	Underlying	Option		Units of Stock	Units of Stock	shares, units	unearned shares,
			Unexercised	Unexercised	Exercise	Option	That Have	That Have Not	or other rights	units or other rights
			Options (#)	Options (#)	Price	Expiration	Not Vested	Vested	that have not	that have not vested
Name	Grant Date		Exercisable	Unexercisable	($)	Date	(#)(3)	($)(3)	vested (#)(4)	($)(4)
Joseph A.	10/27/2008		70,822	—	$ 14.81	07/22/2016
Sullivan	07/27/2009		35,000	—	27.45	07/22/2017
	05/17/2010		27,700	6,926	33.25	05/18/2018
	05/16/2011		20,563	6,855	33.99	05/17/2019
	05/16/2012		17,423	17,424	23.72	05/17/2020
	05/02/2013	(5)	250,000	250,000	31.46	05/02/2023
	05/16/2013		11,129	33,389	35.16	05/16/2021
	05/16/2014		—	149,626	47.64	05/16/2022
	05/16/2014								10,202	$ 563,137
	05/16/2011						6,179	$ 341,081
	05/16/2012						16,231	895,951
	05/16/2013						26,877	1,483,610
	05/16/2014						37,783	2,085,622
Peter H.	02/01/2011		11,380	7,588	33.64	02/01/2019
Nachtwey	05/16/2011		7,140	2,380	33.99	05/17/2019
	05/16/2012		12,143	12,144	23.72	05/17/2020
	05/16/2013		5,935	17,808	35.16	05/16/2021
	05/16/2014		—	40,039	47.64	05/16/2022
	05/16/2014								2,730	150,696
	02/01/2011						1,858	102,562
	05/16/2011						920	50,784
	05/16/2012						11,594	639,989
	05/16/2013						14,335	791,292
	05/16/2014						10,111	558,127
Thomas	05/16/2014		—	5,542	47.64	05/16/2022
K. Hoops	05/16/2014								378	20,852
	01/06/2014						80,073	4,420,030
	05/16/2014						1,399	77, 225
Terence	07/18/2007		5,000	—	100.77	07/22/2015
Johnson	07/21/2008		5,000	—	33.97	07/22/2016
	07/27/2009		15,000	—	27.45	07/22/2017
	05/17/2010		4,624	1,157	33.25	05/18/2018
	05/16/2011		14,280	4,760	33.99	05/17/2019
	05/16/2012		13,727	13,728	23.72	05/17/2020
	05/16/2013		7,854	23,565	35.16	05/16/2021
	05/16/2014		—	56,414	47.64	05/16/2022
	05/16/2014								3,847	212,327
	05/16/2011						3,389	187,073
	05/16/2012						13,508	745,642
	05/16/2013						17,454	963,461
	05/16/2014						14,246	786,379
Jennifer	07/21/2008		2,858	—	33.97	07/22/2016
Murphy	07/27/2009		3,500	—	27.45	07/22/2017
	05/17/2010		1,994	499	33.25	05/18/2018
	05/16/2011		1,371	457	33.99	05/17/2019
	05/16/2012		1,267	1,267	23.72	05/17/2020
	05/16/2014		—	18,426	47.64	05/16/2022
	05/16/2014								1,256	69,345
	02/01/2011						238	13,138
	05/16/2014						4,653	256,846

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(1)	Option awards are made pursuant to our 1996 Equity Incentive Plan. The exercise price of each option is equal to the average of the high and low trading prices of our common stock on the NYSE on the grant date. Option holders may use previously owned shares to pay all or part of the exercise price.
(2)	Options awarded prior to 2010 are fully vested. In all cases, the Committee may accelerate the vesting of options. As of March 31, 2015, the vesting schedules for the other option awards, except the 05/02/13 award for Mr. Sullivan, were as follows:

Grant Date	Vesting Schedule	Remaining Vesting Dates
05/17/10	20% vests each year for five years from date of grant	05/31/15
02/01/11	20% vests each year for five years from date of grant	05/31/15, 05/31/16
05/16/11	25% vests each year for four years from date of grant	05/31/15
05/16/12	25% vests each year for four years from date of grant	05/31/15, 05/31/16
05/16/13	25% vests each year for four years from date of grant	05/31/15, 05/31/16, 05/31/17
05/16/14	25% vests each year for four years from date of grant	05/31/15, 05/31/16, 05/31/17, 05/31/18

(3)	As of March 31, 2015, the vesting schedules for the restricted stock awards in 2011 – 2013 and restricted stock unit awards in 2014 were as follows:

Grant Date	Vesting Schedule	Remaining Vesting Dates
(Mr. Nachtwey)	25% vests each year for four years from date of grant	04/30/15
02/01/11
(Ms. Murphy)	20% vests each year for five years from date of grant	01/01/16
02/01/11
05/16/11	25% vests each year for four years from date of grant	04/30/15
05/16/12	25% vests each year for four years from date of grant	04/30/15, 04/30/16
05/16/13	25% vests each year for four years from date of grant	04/30/15, 04/30/16, 04/30/17
01/06/14	50% vests in year one; 25% vests in years two & three	04/30/15, 04/30/16, 04/30/17
05/16/14	25% vests each year for four years from date of grant	04/30/15, 04/30/16, 04/30/17, 04/30/18
Mr. Nachtwey’s restricted stock award on February 1, 2011 was made in connection with his appointment as Legg Mason’s Chief Financial Officer. Ms. Murphy’s restricted stock award on February 1, 2011 was made in lieu of a cash payment from the bonus pool of a Legg Mason investment affiliate which employed Ms. Murphy on that date.
(4)	Performance share units may be earned and vested at the end of the three year performance period based on Legg Mason’s relative total stockholder return ranked against a peer group of 16 firms. The potential payout ranges from 0 - 150%. The three year period began on April 1, 2014 and will end on March 31, 2017. The amount reported in the table is based upon achieving the threshold level of performance.
(5)	Options awarded on May 2, 2013 represent an award of performance stock options to Mr. Sullivan upon his promotion as Chief Executive Officer, exercisable after vesting only if certain conditions are met. With respect to that award, 25% of the options will vest on May 2, 2015. An additional 25% of the options will vest on May 2, 2015 given that a stock price condition of the closing price of Legg Mason common stock equaling or exceeding $36.46 for twenty consecutive days has been satisfied. Market based conditions were satisfied prior to March 31, 2015 for two additional tranches of the award, 25% of which vested on the first day on which the closing price of Legg Mason common stock equaled or exceeded $41.46 for twenty consecutive days, and 25% of which vested on the first day on which the closing price of Legg Mason common stock equaled or exceeded $46.46 for twenty consecutive days.

Option Exercises and Stock Vested Table

The following table provides information about exercises of stock options and vesting of restricted stock during fiscal year 2015 for our named executive officers.

	Option Awards		Stock Awards
	Number of	Value
	Shares	Realized on	Number of	Value Realized
	Acquired on	Exercise	Shares Acquired	on Vesting
Name	Exercise (#)	($)	on Vesting (#)	($)(1)
Joseph A. Sullivan	—	$—	27,013	$1,257,050
Peter H. Nachtwey	—	—	13,352	621,335
Thomas K. Hoops	—	—	—	—
Terence Johnson	—	—	18,973	882,909
Jennifer Murphy	—	—	629	33,765
(1)	The value realized upon vesting of restricted stock is calculated by multiplying the fair market value of a share of common stock on the vesting date (the average of the high and low trading prices of our common stock on the vesting date) by the number of shares vested.

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Non-Qualified Deferred Compensation

The Legg Mason & Co., LLC Deferred Compensation/Phantom Stock Plan is a non-qualified deferred compensation plan that is available only to a select group of employees, including U.S.-based named executive officers, based on responsibilities and compensation levels. Under the terms of the plan, participants may elect to defer up to $60,000 in annual compensation on a pre-tax basis. Amounts deferred under the plan are deemed invested in “phantom” shares of our common stock at a price equal to 90% of the market price on the deemed investment date. Dividends paid on our common stock are credited to phantom stock at a price equal to 95% of the market price on the dividend payment date. Earnings are accrued as they would be if investing in actual shares of Legg Mason common stock and include market appreciation and dividends. Amounts deferred under our Phantom Stock Plan, including contributions by Legg Mason, are fully vested at all times and are not subject to forfeiture. Amounts deferred under this plan are distributed to the participant, or his or her beneficiary, in shares of our common stock after the participant’s employment has terminated for any reason, either in lump sum distribution or three annual installments, at the participant’s election. In addition, Legg Mason may elect to distribute account balances to named executive officers in connection with a change of control if the plan and all substantially similar agreements are terminated with respect to the participants affected by the change of control. For purposes of our Phantom Stock Plan, a “change of control” will occur upon a change in (1) ownership of Legg Mason or Legg Mason & Co., LLC (“LM&Co.”), our administrative subsidiary, (2) effective control of Legg Mason or LM&Co., or (3) ownership of a substantial portion of the assets of Legg Mason or LM&Co. No new deferrals can be accepted in the Phantom Stock Plan after December 31, 2014. However, eligible employees may elect to defer compensation under the Legg Mason, Inc. Deferred Compensation Fund Plan described below.

The Legg Mason, Inc. Deferred Compensation Fund Plan is a non-qualified deferred compensation plan that is available only to a select group of employees, including U.S.-based named executive officers, based on responsibilities and compensation levels. Under the terms of the plan, participants may elect to defer up to $350,000 in annual salary and certain bonuses and commissions on a pre-tax basis. Amounts deferred under the plan are deemed invested in “phantom” shares of Legg Mason sponsored mutual funds (“Legg Mason Funds”). Earnings are accrued as they would be if investing directly in the Legg Mason Funds and include market appreciation and dividends. Amounts deferred under our Deferred Compensation Fund Plan, including any earnings on those contributions, are fully vested at all times and are not subject to forfeiture. Participants must elect, at the time they decide to defer compensation, whether: 1) to take an in service distribution or distribution upon termination; 2) to receive their future distributions from the plan in (a) a single lump sum or (b) three equal annual installments (available only if the total account balance is greater than $17,500); and 3) to have the distributions started immediately after termination or one year from the date of termination. Participants will receive distributions in cash, except for in-service elections, which distributions may be made, in Legg Mason’s sole discretion, in shares of Legg Mason Funds or cash. In addition, Legg Mason will distribute account balances to participants in connection with a change of control if the plan and all substantially similar agreements are terminated with respect to the participants affected by the change of control. For purposes of our Deferred Compensation Fund Plan, a “change in control event” will occur upon a change in (1) ownership within the meaning of §1.409A-3(i)(5)(v) of regulations promulgated by the U.S. Department of the Treasury, (2) effective control within the meaning of §1.409A-3(i)(5)(vi) of the regulations, or (3) ownership of assets within the meaning of §1.409A-3(i)(5)(vii) of the regulations.

The following table provides information about non-qualified deferred compensation plan transactions and balances during fiscal year 2015 by our named executive officers.

		Executive	Company	Aggregate	Aggregate
		Contributions	Contributions	Earnings	Balance at
Name	Plan	in Last FY	in Last FY(1)	in Last FY(2)	Last FYE(3)
Joseph A. Sullivan	Phantom Stock Plan	$60,000	$6,764	$20,540	$185,075
	Deferred Compensation Fund Plan	104,167	—	6,395	132,466
Peter H. Nachtwey		—	—	—	—
Thomas K. Hoops		—	—	—	—
Terence Johnson		—	—	—	—
Jennifer Murphy	Phantom Stock Plan	60,000	7,441	163,962	1,356,719
(1)	Legg Mason contributions are included in the All Other Compensation column of the Summary Compensation Table above and consist of the contribution of the 10% discount to the market price of a share of common stock upon the deemed investment of deferred amounts in shares of phantom stock and the contribution of the 5% discount to the market price of a share of common stock upon the crediting of dividends to phantom stock during the fiscal year.
(2)	Aggregate earnings are calculated by subtracting the value of the named executive officer’s account balances at March 31, 2014 and the employee and company contributions made during fiscal year 2015 from the value of the officer’s account balances at March 31, 2015.
(3)	The aggregate balance under the Phantom Stock Plan is calculated by multiplying the phantom stock account share balance by the closing price of our common stock on March 31, 2015. Phantom stock distributions are made in shares of common stock on a one-for-one basis. The aggregate balance under the Deferred Compensation Fund Plan is calculated by multiplying the deferred fund share account balance by the closing net asset value of the applicable Legg Mason Funds on March 31, 2015. Distributions from the Deferred Compensation Fund Plan are made in either cash or shares of Legg Mason Funds.

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Potential Payments on Termination or a Change of Control

We have not provided our named executive officers with employment agreements providing for severance payments, medical or insurance benefits or any other perquisites after their employment has ended or following a change of control of Legg Mason. Severance decisions are made on a case-by-case basis at the time a named executive officer’s employment ends.

As described in the “Compensation Discussion and Analysis” in this Proxy Statement, our named executive officers typically receive long-term equity incentive awards in the form of stock options, restricted stock units and performance share units. Prior to fiscal year 2014, our named executive officers also received restricted stock. In addition, our named executive officers may elect to participate in our Deferred Compensation Fund Plan and, until December 31, 2014, could elect to participate in our Phantom Stock Plan. Except as discussed below, our named executive officers will forfeit their unvested stock options, restricted stock or restricted stock units and performance share units if their employment with us ends. Ms. Murphy received mutual fund shares under an incentive bonus plan for a Legg Mason investment affiliate where she was employed at the time of grant. Except as discussed below, Ms. Murphy will forfeit any unvested mutual fund shares if her employment with a Legg Mason employment group entity ends (as that employment group is defined in the incentive bonus plan and described below).

Stock Options

Unvested stock options and performance stock options held by our named executive officers automatically vest and become exercisable upon the termination of the named executive officer’s employment as a result of his or her death or disability. Unvested options automatically vest and become exercisable if the named executive officer’s employment terminates within one year of a change of control without cause or due to good reason. Options (except for our performance stock option award issued in May 2013) automatically vest if the named executive officer’s employment is terminated without cause due to a reduction in workforce.

If a named executive officer’s employment ends for any reason other than those described above before all of his or her stock options have vested, the unvested stock options are automatically forfeited. The Committee has the authority to accelerate the vesting of any stock options in its discretion at any time. A named executive officer, or his or her beneficiaries, must exercise all vested options (1) within one year of the date on which his or her employment terminates as a result of death or disability or (2) within three months of the date on which his or her employment terminates for any other reason.

For purposes of our stock options, a “change of control” of Legg Mason will occur upon (1) any person acquiring, directly or indirectly, beneficial ownership of securities representing 50.1% or more of the combined voting power of our outstanding stock; (2) the closing of any merger, consolidation or other reorganization involving Legg Mason whereby the stockholders of Legg Mason immediately prior to such reorganization do not hold, directly or indirectly, more than 50% of the combined voting power of the outstanding stock of the successor entity immediately following such transaction; (3) the closing of any transaction involving a sale of assets of Legg Mason that have a total gross fair market value equal to or more than 40% (90% for awards issued after May 2010) of the total gross fair market value of all of Legg Mason’s assets; (4) the adoption of any plan or proposal for the liquidation or dissolution of Legg Mason; or (5) within any 12-month period, individuals who, as of May 15 of the year in which the award is made, constitute the Board of Directors of Legg Mason or who are thereafter nominated as directors by a majority of the Board of Directors cease for any reason to constitute at least a majority of the Board.

For purposes of our stock options, “cause” means any of the following behavior by an option recipient (1) any conduct that competes with Legg Mason, breaches any obligation or duty of loyalty to Legg Mason or materially injures Legg Mason; (2) a material violation of any law, regulation or Legg Mason policy; (3) a court or regulatory order that prevents an option recipient from performing his or her duties or being associated with an investment advisor; (4) material malfeasance, disloyalty or dishonesty; (5) conviction of a felony; (6) any failure to devote sufficient professional time to his or her duties; (7) failure to satisfactorily perform duties, or gross misconduct or gross negligence in the performance of duties; or (8) failure to maintain any required licenses.

For purposes of our stock options, “good reason” means (1) a material adverse change in the responsibilities of the option recipient from those in effect prior to the change of control; (2) the recipient’s principal place of employment is moved more than 50 miles from the location immediately prior to the change of control; (3) the recipient’s base salary is significantly reduced; or (4) the recipient’s incentive compensation for a fiscal year is materially reduced from his or her incentive compensation for the prior fiscal year, and such reduction is not related to a reduction in responsibilities or either individual or corporate performance.

Restricted Stock

Unvested shares of restricted stock issued to a named executive officer will automatically vest upon (1) the named executive officer’s death; (2) termination of the named executive officer’s employment due to disability or a reduction in workforce; or (3) termination following a change of control of Legg Mason as discussed below. Upon vesting, shares cease to be subject to transfer restrictions and forfeiture. Subject to the exceptions discussed herein, in the event a named executive officer’s employment ends for any reason before all of his or her shares of restricted stock have vested, the unvested shares of restricted stock will automatically be forfeited. If a named executive officer retires from Legg Mason, his or her shares of restricted stock will continue to vest in accordance with the original vesting schedule as long as he or she continues to meet the definition of retirement. In order to retire for purposes of our restricted stock grants, a named executive officer must be at least 62 years old and may not represent, in any capacity other than as an independent director, any financial services company that the Committee deems a competitor of Legg Mason. The Committee has the authority to accelerate the vesting of any restricted stock in its discretion at any time.

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Shares of restricted stock vest upon a “change of control” only if, within 12 months of the change of control, the named executive officer is terminated without cause or terminates his or her employment for good reason. See “Stock Options” above for the definitions of “cause” and “good reason” used for these awards. A “change of control” of Legg Mason will occur upon (1) any person acquiring, directly or indirectly, beneficial ownership of securities representing 50.1% or more of the combined voting power of our outstanding stock; (2) the closing of any merger, consolidation or other reorganization involving Legg Mason whereby the stockholders of Legg Mason immediately prior to such reorganization do not hold, directly or indirectly, more than 50% of the combined voting power of the outstanding stock of the successor entity immediately following such transaction; (3) the closing of any transaction involving a sale of assets of Legg Mason that have a total gross fair market value equal to or more than 90% of the total gross fair market value of all of Legg Mason’s assets; (4) the adoption of any plan or proposal for the liquidation or dissolution of Legg Mason; or (5) within any 12-month period, individuals who, as of May 15 of the grant year, constitute the Board of Directors of Legg Mason or who are thereafter nominated as directors by a majority of the Board of Directors cease for any reason to constitute at least a majority of the Board.

Restricted Stock Units

Unvested restricted stock units issued to a named executive officer will automatically vest upon (1) the named executive officer’s death; (2) separation from service of the named executive officer due to disability; or (3) separation from service following a change of control of Legg Mason as discussed below. If a named executive officer’s employment terminates due to the elimination of his or her employment in connection with a reduction in workforce and such termination of employment is without “cause”, then, as of the date of such termination, his or her unvested award will be 100%; provided, however, that in the event that the named executive officer fails to sign a general release of claims provided by Legg Mason, or signs and revokes such release within the time permitted by law to revoke such release, then any shares of our common stock received in connection with the restricted stock units that became vested on such termination will be cancelled and must be returned to Legg Mason. Upon vesting, restricted stock units cease to be subject to forfeiture. Subject to the exceptions discussed herein, in the event a named executive officer has a separation from service for any reason before all of his or her restricted stock units have vested, the unvested restricted stock units will automatically be forfeited. If a named executive officer retires from Legg Mason, his or her restricted stock units will continue to vest in accordance with the original vesting schedule as long as he or she continues to meet the definition of retirement. In order to retire for purposes of our restricted stock unit grants, a named executive officer must be at least 62 years old and may not represent, in any capacity other than as an independent director, any financial services company that the Committee deems a competitor of Legg Mason.

Restricted stock units vest upon a “change of control” only if, within 12 months of the change of control, the named executive officer is terminated without cause or terminates his or her employment for good reason. See “Stock Options” above for the definitions of “cause” and “good reason” used for these awards. A “change of control” of Legg Mason will occur upon (1) any person acquiring, directly or indirectly, beneficial ownership of securities representing 50.1% or more of the combined voting power of our outstanding stock; (2) the closing of any merger, consolidation or other reorganization involving Legg Mason whereby the stockholders of Legg Mason immediately prior to such reorganization do not hold, directly or indirectly, more than 50% of the combined voting power of the outstanding stock of the successor entity immediately following such transaction; (3) the closing of any transaction involving a sale of assets of Legg Mason that have a total gross fair market value equal to or more than 90% of the total gross fair market value of all of Legg Mason’s assets; (4) the adoption of any plan or proposal for the liquidation or dissolution of Legg Mason; or (5) within any 12-month period, individuals who, as of May 15 of the grant year, constitute the Board of Directors of Legg Mason or who are thereafter nominated as directors by a majority of the Board of Directors cease for any reason to constitute at least a majority of the Board. Notwithstanding anything to the contrary, to the extent that Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), applies to an award of restricted stock units, the definition of “change in control” in the award agreement shall control for purposes of vesting an award, but shall not trigger a distribution unless the event also constitutes a change in control within the meaning of Section 409A(a)(2)(A)(v) of the Code.

Performance Share Units

Performance share units are designed to vest at the end of a three year performance period, if at all, subject to the satisfaction of defined relative performance criteria. The Compensation Committee has the discretion to reduce a payout. A pro rata portion of performance share units issued to a named executive officer will automatically vest upon (1) the named executive officer’s death; (2) termination of the named executive officer’s employment due to disability; or (3) termination following a change of control of Legg Mason as discussed below. See the definition of “change of control” above under the caption “Restricted Stock Units.” A pro rata portion of performance share units issued to a named executive officer will vest upon a termination that is not for cause in connection with a reduction in workforce. In such case, the payout will be made at the end of the performance period, at the lesser of target or the amount determined based upon the satisfaction of the relative performance criteria at the end of the performance period. See the definition of “cause” above under the caption “Stock Options.” Subject to the exceptions discussed herein, in the event a named executive officer’s employment ends for any reason before the end of the performance period, the unvested performance share units will automatically be forfeited. If the named executive officer’s employment ends before the end of the performance period by reason of retirement, then a pro rata portion of the performance share units will vest and be earned as of the end of the performance period, as long as the named executive officer continues to meet the definition of retirement. In order to retire for purposes of our performance share unit grants, a named executive officer must be at least 62 years old and may not represent, in any capacity other than as an independent director, any financial services company that the Committee deems a competitor of Legg Mason. If the named executive officer does not engage in competitive activity, the number of shares issuable in respect of the vested pro rata portion of the actual award (as determined based on satisfaction of the relative performance criteria) will be paid at the end of the performance period and any remaining performance share units will be forfeited.

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Mutual Fund Shares

Mutual fund shares were issued to Ms. Murphy under an incentive bonus plan maintained by a Legg Mason investment affiliate which employed Ms. Murphy at the time of grant. Unvested mutual fund shares will automatically vest upon death or disability. Unvested mutual fund shares also will vest upon a separation from service without cause and related to retirement. In order to retire for purposes of the mutual fund share grants, Ms. Murphy must have been employed by an entity that is a Legg Mason employer group member, must be at least 62 years old and may not for a period of 48 months after retirement compete with any business operations of the investment affiliate and its successors. For purposes of the mutual fund shares, a Legg Mason employer group is a group of employers who are treated as a single employer with the investment affiliate and its successors under Section 414(b) and/or (c) of the Code; provided that in any use of the term in connection with a termination of employment, the words “at least 50%” shall be substituted for the words “at least 80%” where such percentage appears in applicable sections of the Code and related regulations.

Upon a “change in control event” as defined below, mutual fund shares vest and will be distributed only if, in connection with the change in control event, (1) it has been determined immediately before such change in control event that Section 409A of the Code does not apply to the incentive bonus plan, or (2) if it has been determined that Section 409A of the Code does apply: (a) Ms. Murphy has had a termination of employment, (b) the change in control event constitutes a distribution event within the meaning of Section 409A(2) of the Code and/or any regulatory or other guidance issued by the Internal Revenue Service thereunder, or (c) the distribution is otherwise permitted under regulations or other guidance issued by the Internal Revenue Service under Section 409A of the Code. A “change in control event” means each of the following: (i) a transaction with respect to which Legg Mason and its affiliates in the aggregate cease to hold, directly or indirectly, beneficial ownership of more than 50% of the total fair market value or total voting power of the outstanding membership interests in the investment affiliate or its successors; (ii) any person acquiring, directly or indirectly, beneficial ownership of securities representing 35% or more of the combined voting power of the outstanding securities of Legg Mason; (iii) the closing of any merger, consolidation or other reorganization involving Legg Mason, with respect to which the stockholders of Legg Mason immediately prior to such reorganization do not hold, directly or indirectly, beneficial ownership of securities representing more than 50% of the combined voting power of the outstanding securities of the successor entity immediately following such reorganization; (iv) the closing of any transaction involving a sale of assets of the investment affiliate or its successors that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the investment affiliate or its successors; (v) the closing of any transaction involving a sale of assets of Legg Mason that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Legg Mason; and (6) the adoption of any plan or proposal for the liquidation or dissolution of Legg Mason or the investment affiliate or its successors.

For purposes of the mutual fund shares, the definition of “cause” is substantially similar to the definition set forth under “Stock Options” above, but applies with respect to the investment affiliate and its successors.

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Estimated Post-Termination Payments Table

The following table sets forth information regarding potential accelerated payments to each of our named executive officers in the event of a termination of employment, upon death or disability or following a change of control of Legg Mason. For the purposes of this table, amounts are calculated as if the employment termination, death or disability or change of control occurred on March 31, 2015. None of our named executive officers were eligible to retire under the terms of any award as of March 31, 2015.

			Accelerated Restricted		Accelerated
	Accelerated		Stock/Restricted		Performance		Accelerated Mutual
Name	Stock Options(1)		Stock Units(2)		Share Units		Fund Shares(3)
Joseph A. Sullivan(4)(5)
Upon Termination	$2,646,218	(6)	$4,806,264	(7)	$750,849	(8)
Upon Death or Disability	8,581,218		4,806,264		750,849	(9)
Upon a Change of Control(10)	8,581,218		4,806,264		750,849	(9)
Peter H. Nachtwey(5)
Upon Termination	1,255,937	(6)	2,142,754	(7)	200,928	(8)
Upon Death or Disability	1,255,937		2,142,754		200,928	(9)
Upon a Change of Control(10)	1,255,937		2,142,754		200,928	(9)
Thomas K. Hoops
Upon Termination	41,898	(6)	4,497,255	(7)	27,802	(8)
Upon Death or Disability	41,898		4,497,255		27,802	(9)
Upon a Change of Control(10)	41,898		4,497,255		27,802	(9)
Terence Johnson
Upon Termination	1,457,246	(6)	2,682,555	(7)	283,102	(8)
Upon Death or Disability	1,457,246		2,682,555		283,102	(9)
Upon a Change of Control(10)	1,457,246		2,682,555		283,102	(9)
Jennifer Murphy(4)
Upon Termination	199,832	(6)	269,984	(7)	92,460	(8)	—
Upon Death or Disability	199,832		269,984		92,460	(9)	13,295
Upon a Change of Control(10)	199,832		269,984		92,460	(9)	13,295

(1)	The amounts include unvested, in-the-money stock options that would immediately vest upon the listed event. Amounts are calculated by adding for each grant of unvested, in-the-money options, the product of the number of shares underlying the options multiplied by the difference between $55.20, the closing price of our common stock on March 31, 2015, and the exercise price. In addition, as of March 31, 2015, Messrs. Sullivan, Nachtwey and Johnson and Ms. Murphy held $11,582,408, $897,991, $1,516,296 and $270,532, respectively, of in-the-money, unexercised, vested stock options (using the same method of calculation) which can be exercised at any time, including following termination (other than a termination for cause), death or disability or a change of control.
(2)	The amounts are calculated by multiplying the applicable number of unvested shares of restricted stock and restricted stock units held by the named executive officer at the close of business on March 31, 2015 by $55.20, the closing price of our common stock on that day.
(3)	Represents amounts potentially payable under an incentive bonus plan maintained by a Legg Mason investment affiliate which employed Ms. Murphy at the time of grant. The amounts are calculated by multiplying the applicable number of unvested mutual fund shares held by Ms. Murphy at the close of business on March 31, 2015 by the closing price of the mutual fund on that day.
(4)	Mr. Sullivan and Ms. Murphy would also receive distributions of their phantom stock accounts and/or deferred compensation fund accounts, which are not subject to vesting. See the discussion under “Non-Qualified Deferred Compensation” above.
(5)	As of March 31, 2015, Messrs. Sullivan and Nachtwey each vested and earned a cash payment of $377,615 under a 2012 LTIP award, upon the satisfaction of performance conditions over a three year period. The payout is not subject to adjustment if an event of termination, death, disability or change of control had occurred on March 31, 2015.
(6)	Represents stock options that immediately vest upon a termination in a reduction in force that is not for cause. All awards (other than performance stock option awards) immediately vest if the named executive officer is terminated in a reduction in force.
(7)	Represents shares of restricted stock and restricted stock units that immediately vest or continue to vest under their vesting schedules upon a termination that is not for cause. For Messrs. Sullivan, Nachtwey, Hoops and Johnson, amounts represent restricted stock or restricted stock units held by them that would vest only if the named executive officer is terminated in a reduction in force. Of the amounts in the table, $256,846 represents restricted stock or restricted stock unit awards held by Ms. Murphy that would vest only if she is terminated in a reduction in force.
(8)	Represents performance share units that vest upon a termination that is not for cause in connection with a reduction in force. The amounts in the table represent the product of the pro rata portion of performance share units that would vest and be earned by Messrs. Sullivan, Nachtwey, Hoops and Johnson and Ms. Murphy, respectively, at target at the end of the performance period, assuming the performance period ended on March 31, 2015, multiplied by $55.20, the closing price of our common stock on March 31, 2015. No amount is payable in respect of other termination with or without cause.
(9)	Death or disability amounts and change of control amounts represent the product of the pro rata portion of performance share units that would immediately vest multiplied by $55.20, the closing price of our common stock on March 31, 2015.
(10)	The definition of “change of control of Legg Mason differs for the acceleration of stock options, restricted stock, restricted stock units, performance share units and mutual fund shares. See the discussion preceding this table under “Potential Payments on Termination or a Change of Control.” For stock options, restricted stock, restricted stock units and performance share units, assumes termination of employment on the change of control date without cause or for good reason for awards for which such a termination is a condition to accelerated vesting following a change of control. For mutual fund shares, assumes (i) immediate vesting upon a change of control whether or not termination of employment occurs, and (ii) in the event that Section 409A of the Internal Revenue Code applies, that termination of employment has occurred or that the change of control constitutes a distribution event within the meaning of Section 409A(2) or related regulations or other guidance issued by the Internal Revenue Service, or the distribution is otherwise permitted under applicable regulations or other guidance issued by the Internal Revenue Service under Section 409A.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the year ended March 31, 2015.

COMPENSATION COMMITTEE

Cheryl Gordon Krongard, Chair
Dennis M. Kass
John V. Murphy
John H. Myers*
Kurt L. Schmoke

*	Mr. Myers joined the Compensation Committee in July 2014.

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AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors assists the Board of Directors in its oversight of the financial accounting and reporting of Legg Mason and its subsidiaries by selecting and compensating the company’s independent registered public accounting firm (“independent auditors”), providing oversight of the work of the independent auditors and reviewing the scope and results of audits conducted by them, reviewing the activities of Legg Mason’s internal auditors, discussing with independent auditors, internal auditors and management the organization and scope of Legg Mason’s internal system of accounting and financial controls and reviewing and discussing certain matters that may have a material impact on Legg Mason’s financial statements. The Audit Committee approves all audit and permitted non-audit services to be performed for Legg Mason or its subsidiaries by PricewaterhouseCoopers LLP. The Chairman of the Audit Committee may pre-approve permissible proposed non-audit services that arise between committee meetings if the decision to pre-approve the service is presented for ratification at the next scheduled Audit Committee meeting.

The Audit Committee is composed of five non-employee directors and operates under a written charter adopted by the Board of Directors that was last amended on April 27, 2015. The Board of Directors has determined that each member of the Audit Committee is “independent” and financially literate, and that at least one member has accounting or other related financial management expertise, in each case as such qualifications are defined under the Listing Standards of the New York Stock Exchange. The Board of Directors has also determined that each of Messrs. Davidson, Huff and Kass qualifies as an “audit committee financial expert” as defined by the SEC.

The Audit Committee evaluates the performance of the independent auditors, including the lead partner, each year and determines whether to reengage the current independent auditors or consider other audit firms. In doing so, the Audit Committee considers, among other things, the quality and efficiency of the services provided by the auditors, the auditors’ global capabilities, the auditors’ technical expertise, tenure as the Company’s independent auditors and knowledge of the Company’s global operations and industry. Based on this evaluation, the Audit Committee decided to retain PricewaterhouseCoopers LLP to serve as independent auditors for the year ending March 31, 2016. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue its long-standing practice of recommending that the Board ask stockholders to ratify the appointment of the independent auditors at the 2015 Annual Meeting (see Proposal 3 — “Ratification of the Appointment of Legg Mason’s Independent Registered Public Accounting Firm”).

The Audit Committee held five meetings during the fiscal year ended March 31, 2015. The meetings were intended, among other things, to facilitate communication among the Audit Committee, management, internal auditors and Legg Mason’s independent auditors. Among the topics discussed during these meetings were financial results, the results of audits conducted by both the internal auditors and independent auditors, other accounting and auditing matters, internal and disclosure controls and corporate compliance with applicable laws and regulations. The Audit Committee reviewed with Legg Mason’s internal auditors and its independent auditors the overall scope and plans for their respective audits and discussed with both the internal auditors and the independent auditors the results of their examinations and their evaluations of Legg Mason’s internal controls. The Audit Committee’s discussions with management and the independent auditors included a review of significant accounting policies applied by Legg Mason in its financial statements.

The Audit Committee also reviewed and discussed Legg Mason’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In this regard, the Audit Committee reviewed and discussed, with Legg Mason’s management and its independent auditors, management’s annual report on the effectiveness of Legg Mason’s internal control over financial reporting as of March 31, 2015 and the independent auditors’ related attestation report.

Legg Mason’s management is responsible for the financial reporting process, for the preparation, presentation and integrity of consolidated financial statements in accordance with generally accepted accounting principles and for the establishment and effectiveness of Legg Mason’s internal controls and procedures designed to assure compliance with accounting standards and laws and regulations. Legg Mason’s independent auditors are responsible for auditing those financial statements in accordance with generally accepted auditing standards, attesting to the effectiveness of Legg Mason’s internal control over financial reporting and expressing an opinion as to whether those audited financial statements fairly present, in all material respects, the financial position, results of operation and cash flows of Legg Mason in conformity with generally accepted accounting principles in the United States. The Audit Committee monitors and reviews these processes. The members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors.

The Audit Committee has discussed and reviewed with the independent auditors, and received from the independent auditors, all communications required by the Public Company Accounting Oversight Board, has reviewed and discussed the audited consolidated financial statements of Legg Mason with management and the independent auditors and has discussed with the independent auditors their independence from Legg Mason and its management. When considering the independent auditors’ independence, the Audit Committee considered whether their provision of services to Legg Mason beyond those rendered in connection with their audit and review of Legg Mason’s consolidated financial statements was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to the independent auditors for audit and non-audit services. The Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the

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standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and discussed with them their independence from the Company and its management. In addition, the Committee has received written materials addressing PricewaterhouseCoopers LLP internal quality control procedures.

Based on the reviews, reports and discussions described in this Report, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above, the Audit Committee has recommended to the Board of Directors that Legg Mason’s audited consolidated financial statements as of and for the fiscal year ended March 31, 2015 be included in Legg Mason’s Annual Report on Form 10-K.

AUDIT COMMITTEE*

Barry W. Huff, Chairman
Robert E. Angelica
Carol Anthony (“John”) Davidson
Dennis M. Kass
Margaret Milner Richardson

*	John T. Cahill served as a member of the Audit Committee until July 2014. Cheryl Gordon Krongard and John V. Murphy served as members of the Audit Committee until January 2015. Mr. Davidson joined the Audit Committee in June 2014. Mr. Kass joined the Audit Committee in January 2015.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Kass, Murphy, Myers and Schmoke and Ms. Krongard served as members of our Compensation Committee during fiscal year 2015. In addition, Messrs. Adams and Cahill served on the Compensation Committee prior to their retirement from the Board at the 2014 Annual Meeting of Stockholders. No member of the Compensation Committee was an officer or employee of Legg Mason or any of its subsidiaries during fiscal year 2015, and no member of the Compensation Committee was formerly an officer of Legg Mason or any of its subsidiaries or was a party to any disclosable related person transaction involving Legg Mason. During fiscal year 2015, none of the executive officers of Legg Mason has served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or Compensation Committee of Legg Mason.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the ordinary course of their asset management businesses, subsidiaries of Legg Mason may from time to time invest client assets in companies in which Nelson Peltz, who was a director of Legg Mason until December 1, 2014, may be a director or in which Mr. Peltz, his affiliates or funds managed by Trian Fund Management, L.P. (“Trian”) may be significant stockholders. Trian beneficially held 11.05% of our outstanding common stock as of March 31, 2015 and Mr. Peltz is a principal and significant equity owner of Trian. As of March 31, 2015, Legg Mason subsidiaries had investments on behalf of clients in The Wendy’s Company with a market value of approximately $4,000. Mr. Peltz is, or during the fiscal year was, the non-executive Chairman and a director of The Wendy’s Company and, together with his affiliates or funds managed by Trian, owns or owned, a significant interest in this company.

In addition, the Permal Group, a Legg Mason subsidiary, invests client assets in certain funds and investment vehicles (collectively, the “Trian funds”) managed by Trian. During the fiscal year ended March 31, 2015, Permal made investments in Trian funds on behalf of clients of approximately $13,900,000 and redemptions of approximately $51,916,938. At fiscal year-end, the market value of all investments by Permal clients in Trian funds was approximately $270,633,562. During the fiscal year ended March 31, 2015, there were an aggregate of $10,588,898 management and incentive fees paid or allocated by the Trian funds to Trian and its affiliates in connection with Permal clients’ investments. Mr. Peltz, as a principal and significant equity owner of Trian, and certain of his immediate family members who have an equity interest in and/or an employment relationship with Trian, may be deemed to have an interest in the fees paid by Permal clients in connection with these investments.

On February 23, 2015, the real estate investment trust (“REIT”) managed by our subsidiary, Western Asset Management Company purchased from Eagle Group Finance, LLC (“Eagle”) a commercial mortgage loan (the “Eagle Loan”) for $8,750,000. The REIT pays to Eagle a monthly servicing fee payable at the rate of 1% per annum on the outstanding principal amount of the Eagle Loan held by such REIT. During the fiscal year ended March 31, 2015, there were an aggregate of $8,750 in service fees paid to Eagle by such REIT in connection with the Eagle Loan. 45% of the outstanding membership interests of Eagle are held by Luminous Endeavors, LLC (“Luminous”). Andrew Peltz owns 50% of the equity of Luminous and is a principal of Eagle. Andrew Peltz is a son of Nelson Peltz, who was a director of Legg Mason until December 1, 2014 and is a principal and significant equity owner of Trian, which beneficially held 11.05% of our outstanding common stock as of March 31, 2015. Mr. Peltz has no ownership interest in Eagle or Luminous and is not otherwise affiliated with those entities as an officer or director.

From time to time, our directors, executive officers and employees, members of their immediate families and companies, affiliates of companies or investment vehicles managed by companies that employ or are associated with our directors may have investments in various investment vehicles or accounts sponsored or managed by our subsidiaries or utilize our products or services in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

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PROPOSAL 2	ADVISORY VOTE TO APPROVE THE COMPENSATION OF LEGG MASON’S NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, we are providing stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. At our 2011 Annual Meeting of Stockholders, we submitted a non-binding advisory vote to our stockholders to determine the frequency of our future say on pay votes. In that vote, we recommended, and a majority of our stockholders approved, an annual say on pay vote. The Board of Directors decided to submit a say on pay vote to our stockholders annually. As is required by SEC rules, we will hold an advisory vote on frequency of say on pay votes every six years, which means the next such vote will be held at our Annual Meeting of Stockholders in 2017.

The compensation of our named executive officers is performance-oriented and consistent with the interests of our stockholders. Our compensation programs for named executive officers are intended to link compensation to performance; to provide competitive compensation levels to attract, retain and reward executives; and to align management’s interests with those of our stockholders.

Our named executive officer compensation is primarily based on incentive compensation, typically paid in a combination of cash bonuses and long-term equity awards which vest over a specified period of time. Base salaries constitute a relatively small portion of the compensation of our named executive officers. Incentive compensation awards are made after a fiscal year end and are primarily based upon our corporate performance and the performance of our named executive officers. As part of fiscal year 2015 incentive compensation, we awarded performance share units that will result in payout only based on performance relative to a defined group of peers over a three year period. Our equity incentive awards are designed to tie a significant portion of incentive compensation directly to the long-term performance of Legg Mason, as measured by our stock price. We also have adopted a policy for recoupment of incentive compensation from named executive officers in the event a named executive officer’s acts or omissions contribute to a need for a restatement of our financial results or if a named executive officer is terminated with cause.

In addition to these principles, we encourage stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, the Summary Compensation Table and the other related tables and disclosures for a detailed description of the fiscal year 2015 compensation of our named executive officers. As is discussed in more detail above, we believe that our named executive officer compensation for fiscal year 2015 appropriately reflects our performance during the fiscal year and is supported by comparisons of our compensation levels to that of our competitors. Fiscal year 2015 was a year of strong performance and building momentum. Management’s successes during the year included:

•	Completing the acquisitions of QS Investors, a leading customized solutions and global quantitative equities provider, and Martin Currie, an active international equity specialist based in the United Kingdom, which filled long-standing product gaps,

•	Achieving long-term asset flows turnaround,

•	Expanding investment capabilities through acquisitions, new product development and key hiring,

•	Maintaining a focus on cost controls and efficiency,

•	Divesting a non-core business, and

•	Overseeing and continuing to deliver on other strategic initiatives announced in recent fiscal years, such as investment in the global distribution platform.

The Compensation Committee made executive incentive award decisions based on performance during the year, including the metrics discussed below, and the accomplishments discussed above. The following table summarizes the performance metrics the Committee reviewed in making compensation decisions:

Metric	Target	Actual
Net long-term AUM flows	$8.9 billion	$16.5 billion
Net revenues	$2,222 million	$2,225 million
Global distribution unit gross sales	$69.6 billion	$82.5 billion
Adjusted Income	$448 million	$379 million ($442 million, excluding net impact of June 2014 debt refinancing)
Global distribution unit earnings contribution	$220 billion	$275 billion
Earnings per share	$2.70	$2.04 ($2.58, excluding net impact of June 2014 debt refinancing)

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The Committee noted that Legg Mason recorded net inflows of long-term assets for the first time since 2007. The Committee also noted a record year for global distribution unit gross sales in fiscal year 2015. In addition, the Compensation Committee considered the following factors:

•	Legg Mason’s long-term asset organic growth rate for the fiscal year of 1.8% exceeded the peer median of 1.5% among a group of ten publicly traded asset management companies for the trailing 12 months ended December 2014.

•	Legg Mason’s net income growth for the fiscal year of (9)% ranked lowest among a group of ten publicly traded asset management companies.

•	Legg Mason’s total stockholder return for the fiscal year of 14% ranked above the peer median of 11.9% for the trailing 12 months ended March 2015 among a group of ten publicly traded asset management companies.

We believe that a comparison of the compensation amounts (salary plus incentive award) we paid to our named executive officers for fiscal year 2015 with amounts paid by competitor asset management firms supports a conclusion that the compensation paid by Legg Mason is appropriate. The fiscal year 2015 compensation paid to our Chief Executive Officer ranked only slightly above the median when compared to the total compensation paid to chief executive officers at the asset management competitors in the group of nine public company peers which the Committee uses for CEO compensation comparisons. For our other named executive officers, whose compensation is evaluated in comparison to a larger peer group of asset management firms, Legg Mason’s salaries are in the third quartile. Total compensation was in the second quartile for three of our named executive officers other than the CEO and was in the top quartile for one other named executive officer.

The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our named executive officers. This vote is advisory and therefore not binding on Legg Mason. However, we value the opinion of our stockholders and the Board of Directors and the Committee will review the voting results and will take into account the outcome of the vote when considering future compensation decisions for the named executive officers.

Accordingly, we ask our stockholders to vote on the following resolution:

“RESOLVED, that Legg Mason’s stockholders approve, on a non-binding advisory basis, the compensation paid to Legg Mason’s named executive officers, as disclosed in Legg Mason’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.”

The Board of Directors recommends a vote “FOR” approving the named executive officer compensation as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

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PROPOSAL 3	RATIFICATION OF THE APPOINTMENT OF LEGG MASON’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit Legg Mason’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP to be our independent registered public accounting firm for the fiscal year ending March 31, 2016. PricewaterhouseCoopers LLP and its predecessor firms have been retained as our independent registered public accounting firm continuously since 1983. The Audit Committee is responsible for approving audit fees associated with the retention of PricewaterhouseCoopers LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its Chairman are directly involved in the selection of PricewaterhouseCoopers LLP’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as Legg Mason’s independent registered public accounting firm is in the best interests of Legg Mason and its stockholders.

The appointment of PricewaterhouseCoopers LLP will be submitted for ratification by our stockholders at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

We are voluntarily submitting the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to our stockholders for ratification because we believe it is a matter of good corporate practice. If our stockholders do not ratify the appointment, our Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but still may retain them. Even if the appointment is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Legg Mason and our stockholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Legg Mason’s independent registered public accounting firm.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our consolidated financial statements for the fiscal years ended March 31, 2015 and March 31, 2014 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2015	2014
Audit Fees(1)	$7,253,000	$7,285,000
Audit-Related Fees(2)	1,273,000	1,571,000
Tax Fees(3)	122,000	210,000
All Other Fees(4)	606,000	1,005,000
Total Fees	$9,254,000	$10,071,000

Fiscal year 2014 items have been adjusted to reflect payments made in fiscal year 2015.
(1)	Audit fees consisted of fees for the annual audit, including an audit of internal controls over financial reporting and quarterly reviews of our financial statements, services provided for statutory audits of certain subsidiaries and services provided in connection with other statutory or regulatory filings or engagements including consents related to SEC filings.
(2)	Audit-related fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, attest services related to compliance with investment performance standards and fees for reviews of controls related to certain processes at asset management subsidiaries.
(3)	Tax fees consisted primarily of tax advice and assistance for domestic and international matters.
(4)	All other fees included custody audits at certain subsidiaries, as well as, subscriptions to professional publications, fund related non-audit services and training fees.

Pre-Approval of the Independent Registered Public Accounting Firm Services

The Audit Committee approves all audit and permitted non-audit services to be performed for Legg Mason or its subsidiaries by PricewaterhouseCoopers LLP. The Chairman of the Audit Committee may pre-approve permissible proposed non-audit services that arise between committee meetings if the decision to pre-approve the service is presented for ratification at the next scheduled Audit Committee meeting.

LEGG MASON - 2015 Proxy Statement    49

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STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

We must receive in writing, at our principal executive offices located at 100 International Drive, Baltimore, Maryland 21202, Attn: Corporate Secretary, any stockholder proposal intended for inclusion in the proxy material for the 2016 Annual Meeting of Stockholders on or before February 18, 2016. The inclusion of any proposal will be subject to applicable rules of the SEC. Under our Bylaws, stockholders who would like to submit proposals for the 2016 Annual Meeting of Stockholders must deliver written notice of the proposal to our Corporate Secretary, at the above address, between January 19, 2016 and February 18, 2016. In the event our 2016 Annual Meeting of Stockholders is held more than 30 days before or after July 27, 2016, notice must be delivered between the 150th day prior to the date of the meeting and 5:00 p.m., Eastern Time, on the later of the 120th day before the meeting or the tenth day following the day on which we publicly announce the date of the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, our executive officers and directors are required to file with the SEC and the NYSE reports of their ownership of our common stock. Based solely on a review of copies of such reports furnished to us, or written representations that no reports were required, we believe that during the fiscal year ended March 31, 2015 our executive officers and directors complied with the Section 16(a) requirements.

OTHER MATTERS

To the extent that this Proxy Statement is incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement titled “Compensation Committee Report,” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing.

All descriptions of benefits plans and agreements contained in this Proxy Statement are summaries and are qualified in their entirety by reference to the actual plans or agreements.

For those stockholders who receive the Notice of Internet Availability of Proxy Materials, this Proxy Statement and the 2015 Annual Report are also available at Legg Mason’s website at www.leggmason.com under the “About-Investor Relations” section. In addition, a copy of the 2015 Annual Report will be provided without charge upon the written request of any stockholder to Investor Relations, Legg Mason, 100 International Drive, Baltimore, MD 21202. For directions to the Annual Meeting of Stockholders, please visit our website at: http://www.leggmason.com/pdf/about/HE_Driving_ Directions_for_General_Guests.pdf.

Our Board of Directors is not aware of any other matters to come before the Annual Meeting. If any other matters should come before the Meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.

By order of the Board of Directors,

THOMAS C. MERCHANT
Secretary

LEGG MASON - 2015 Proxy Statement    50

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ANNUAL MEETING OF STOCKHOLDERS OF

LEGG MASON

GLOBAL ASSET MANAGEMENT

July 28, 2015 at 10:00 am

COMMON

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on July 28, 2015.
The Notice of Meeting, Proxy Statement, Annual Report and Proxy Card are available at http://www.astproxyportal.com/ast/25493

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

21130300000000000000 3 072815

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board recommends a vote FOR all nominees.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Robert E. Angelica
- ○ Carol Anthony Davidson
- ○ Barry W. Huff
- ○ Dennis M. Kass
- ○ Cheryl Gordon Krongard
- ○ John V. Murphy
- ○ John H. Myers
- ○ W. Allen Reed
- ○ Margaret Milner Richardson
- ○ Kurt L. Schmoke
- ○ Joseph A. Sullivan

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The Board recommends a vote FOR the following proposals.

Receipt of notice of the meeting, proxy statement and 2015 annual report is hereby acknowledged, and the terms of the notice and statement are hereby incorporated by reference into this proxy. The undersigned hereby revokes all proxies heretofore given for said meeting or any adjournment or adjournments thereof.

This proxy will be voted on each of the foregoing items as specified by the person signing it, but if no specification is made, the proxy will be voted FOR the election of directors and FOR all proposals.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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